UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DPL Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

April 29, 2009

AND

PROXY STATEMENT

DPL Inc.

Dayton, Ohio

March 18, 2009

DPL INC.

1065 WOODMAN DRIVE

DAYTON, OHIO 45432

MARCH 18, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2009

Dear Fellow Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of DPL Inc. (“DPL,” “Company,” “our,” “us,” or “we”), which will be held on April 29, 2009, commencing at 10:00 a.m. (local time) at the Dayton Convention Center Theatre, 22 East Fifth Street, Dayton, Ohio 45402.

At the Annual Meeting, you will be asked to consider and vote upon (1) the election of the three director nominees named in the Proxy Statement that follows and (2) the ratification of the appointment of KPMG LLP as our independent public accounting firm.  At the Annual Meeting you also will be asked to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of common shares of record at the close of business on March 5, 2009, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and any adjournments or postponements of the meeting.

We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by phone or by dating, signing and mailing the enclosed proxy card in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.  Instructions for voting via the Internet and by telephone are detailed on the proxy card.  If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

A copy of our 2008 Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, was mailed on or about March 18, 2009 with this Notice of Annual Meeting of Shareholders and the Proxy Statement.  Additional copies may be obtained by writing to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of DPL, I would like to express our appreciation for your continued support.

Sincerely,

TIMOTHY G. RICE
Vice President, Assistant General Counsel
and Corporate Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

DPL INC.

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF SHAREHOLDERS

DPL Inc.

1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

GENERAL INFORMATION

Meeting and Voting Information

This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL,” “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Dayton Convention Center Theatre, 22 East Fifth Street, Dayton, Ohio 45402 on April 29, 2009 at 10:00 a.m. (local time), and any adjournments or postponements of the meeting.  This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders on or about March 18, 2009.  All shareholders of record are entitled and encouraged to attend and vote at the Annual Meeting in person.  In addition to voting in person at the Annual Meeting, voting may occur before the Annual Meeting by Internet, telephone or properly completing and mailing the enclosed proxy card.  The enclosed proxy card describes how to vote in each of these ways.  Shareholders whose shares are held by a bank, broker or other financial intermediary (street name) should follow the voting instructions provided by the intermediary.

If you vote properly by the Internet, telephone or proxy card, you are authorizing the persons named on the proxy card (the “Proxy Committee”) to vote your shares in the manner directed in the proxy.  If no directions have been specified by marking or indicating the appropriate squares on the proxy, the shares will be voted “FOR” the slate of the three director nominees described in this Proxy Statement and “FOR” the ratification of KPMG LLP as our independent public accountant.  In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder delivering a proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies.  In addition, we have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners and will pay Georgeson Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2009:  The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2008 Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available at www.proxyvote.com.

Voting Securities

The Board has fixed the close of business on March 5, 2009 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per common share.  As of March 5, 2009, there were 115,962,529 shares of Company common stock outstanding and entitled to vote.  In addition, as of March 5, 2009, there were unvested restricted stock awards held by certain of our key employees representing 68,147 unvested shares of restricted common stock that are entitled to one vote per unvested restricted common share.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the current directors may recommend in the place of such nominee.  The information set forth below regarding the director nominees and other directors continuing in office is based on information furnished by them.

The holders of a majority of the DPL common shares issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.  In voting by proxy with regard to the ratification of our independent public accountant, shareholders may vote in favor of or against the proposal or may abstain from voting.  The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of DPL, represented in person or by proxy at the Annual Meeting, is necessary to ratify the selection of KPMG LLP as our independent public accountant.  The three director nominees named in this Proxy Statement that receive the greatest number of votes will be elected as our directors.  However, at our 2007 Annual Meeting of Shareholders, our shareholders approved an amendment to our Regulations that requires a member of the Board who fails to receive a majority of the votes cast in an uncontested election of directors to tender his or her resignation to the Board’s Nominating and Corporate Governance Committee.  This Committee is required to promptly evaluate all relevant factors relating to the election results and, subject to legal and regulatory requirements, decide whether to accept the resignation, reject the resignation or conditionally reject the resignation and retain the director in office, if the underlying causes of the failed vote can be promptly and completely cured.  Any director who tenders any such resignation, and any non-independent director, will not participate in the deliberations and decisions regarding the resignation.  A full explanation of the Nominating and Corporate Governance Committee’s decision is required to be publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission (“SEC”).  The complete terms of this resignation policy are contained in Article II, Section 9 of our Regulations and are also referenced in the Board’s Corporate Governance Guidelines.  Each of these documents is available on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers and other nominees who do not receive shareholder instructions are entitled to vote on the election of directors and ratification of our independent public accountant.

Under Ohio law, if a shareholder gives written notice to our President, a Vice President or our Corporate Secretary, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, the Proxy Committee will vote such proxies cumulatively for the election of as many such nominees as possible and in such order as the Proxy Committee may determine.

Householding Information

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, in writing at 51 Mercedes Way, Edgewood, New York 11717; or by telephone:  (800) 542-1061.

If you participate in householding and wish to receive a separate copy of this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of our Annual Report and/or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc., Householding Department as indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares, as of March 5, 2009.  Beneficial ownership includes shares over which a person or group has voting or investment power, and shares which a person or group has the right to acquire voting or investment power within 60 days.  The information in this table is based on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or other reliable information.

	Common Shares Beneficially Owned
Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Seneca Capital, L.P. (1)	7,060,000	(1)	5.74	%(1)
Seneca Capital Advisors, LLC
Seneca Capital Investments, L.P.
Seneca Capital Investments, LLC
Douglas A. Hirsch c/o Seneca Capital 590 Madison Avenue, 28th Floor New York, NY 10022

Barclays Global Investors, NA (2)	6,138,782	(2)	5.29	%(2)
Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105
Barclays Global Investors, Ltd. Murray House, 1 Royal Mint Court London, EC3N 4HH
Barclays Global Investors Japan Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan
Barclays Global Investors Canada Limited Brookfield Place 161 Bay Street Suite 2500, PO Box 614 Toronto, Canada Ontario M5J 2S1
Barclays Global Investors Australia Limited Level 43, Grosvenor Place, 225 George Street PO Box N43 Sydney, Australia NSW 1220
Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany

(1)  The Name and Address information and the Amount and Nature of Beneficial Ownership information are based on a Schedule 13G filed with the SEC February 17, 2009, which reported each of these listed Seneca Capital entities and Douglas A. Hirsch having the shared power to vote or to direct the vote, and the shared power to dispose or to direct the disposition, of 7,060,000 shares, as of January 1, 2008.  According to the filing, (i) shares reported for Seneca Capital, L.P. (“SCLP”) reflect warrants held of record by SCLP, (ii) shares reported for Seneca Capital Advisors, LLC (“Advisors”) reflect the shares reported for SCLP for which Advisors serves as general partner, (iii) shares reported for Seneca Capital Investments, L.P. (“Seneca LP”) reflect the shares reported for SCLP for which Seneca LP serves as investment manager, (iv) shares reported for Seneca Capital Investments, LLC (“Seneca LLC”) reflect the shares reported for Seneca LP for which Seneca LLC serves as general partner, (v) Douglas A. Hirsch serves as managing member of both Advisors and Seneca LLC and (vi) each of such reporting persons disclaims beneficial ownership of all shares and/or warrants reported except to the extent of the person’s pecuniary interest therein.  The Percent of Class computation for these reporting persons is based on our common stock outstanding as of March 5, 2009, plus the 7,060,000 reported shares that reflect warrants held of record, which are deemed outstanding for purposes of the calculation.

(2)  The Name and Address information and the Amount and Nature of Beneficial Ownership information are based on a Schedule 13G filed with the SEC February 5, 2009, which reported these listed Barclays Global entities having the sole power to vote or to direct the vote of 4,820,350 shares and the sole power to dispose of or to direct the disposition of 6,138,782 shares.  According to the filing, (i) Barclays Global Investors, NA has sole voting power over 2,059,376 shares and sole dispositive power over 2,643,988 shares, (ii) Barclays Global Fund Advisors has sole voting power over 2,734,269 shares and sole dispositive power over 3,388,976 shares, (iii) Barclays Global Investors, Ltd. has sole voting power over 5,418 shares and sole dispositive power over 84,531 shares, (iv) Barclays Global Investors Japan Limited has sole voting and dispositive power over 10,588 shares, (v) Barclays Global Investors Canada Limited has sole voting and dispositive power over 3,594 shares, (vi) Barclays Global Investors Australia Limited has sole voting and dispositive power over 7,105 shares, and (vii) Barclays Global Investors (Deutschland) AG has voting and dispositive power over no shares.  Also according to the filing, reported shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.  The Percent of Class computation for these reporting persons is based on our common stock outstanding as of March 5, 2009.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common shares, as of March 5, 2009, by each of our current directors (including the three director nominees named in this Proxy Statement), each person named in the Summary Compensation Table under “Executive Compensation” below, and all of our current directors and executive officers as a group.  Beneficial ownership includes shares over which a person has voting or investment power, and shares which a person has the right to acquire voting or investment power within 60 days.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)		Percent of Class (2)
Common	Paul M. Barbas	57,227	(3)(4)	<1%
Common	Frederick J. Boyle	230	(3)	<1%
Common	John J. Gillen	34,493	(3)(5)	<1%
Common	Arthur G. Meyer	51,463	(3)(5)	<1%
Common	Gary G. Stephenson	9,682	(3)(4)	<1%
Common	Douglas C. Taylor	80	(3)	<1%
Common	Robert D. Biggs	206,740	(5)(6)(7)	<1%
Common	Paul R. Bishop	39,099	(6)(7)	<1%
Common	Frank F. Gallaher	5,683	(6)(8)	<1%
Common	Barbara S. Graham	7,898	(6)(7)	<1%
Common	Glenn E. Harder	10,885	(6)(7)	<1%
Common	Lester L. Lyles	11,159	(6)(7)	<1%
Common	Pamela B. Morris	11,305	(6)(8)	<1%
Common	Ned J. Sifferlen	27,397	(6)(7)(8)	<1%
Common	Current Directors and Executive Officers as a group	458,422	(3)(4)(5)(6)(7)(8)(9)	<1%

(1)          Unless otherwise noted, we believe that each person has sole voting power and sole investment power over the shares listed.  Fractional shares have been rounded down to the nearest whole share for presentation purposes.

(2)          Ownership percentages are based on our common stock outstanding as of March 5, 2009.  Shares of our common stock that were not outstanding, but which a person has the right to acquire within 60 days of March 5, 2009, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person.  However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(3)          Includes allocated common shares held under trust in connection with DPL’s Employee Stock Ownership Plan and/or Employee Savings Plan (“Employee Qualified Plans”):  Mr. Barbas – 227 shares; Mr. Boyle - 230 shares; Mr. Gillen – 1,068 shares; Mr. Meyer – 190 shares; Mr. Stephenson – 324 shares; Mr. Taylor – 80 shares; and current directors and executive officers as a group – 8,625 shares.  Participants of the Employee Qualified Plans are entitled to direct the trustee as to how to vote shares allocated to their accounts.  Allocated common shares for which participants do not provide timely voting instructions are voted by the trustee.  Participants of the Employee Qualified Plans have investment power only over their allocated shares that have vested.

(4)          Includes unvested shares of restricted common stock with voting rights:  Mr. Barbas – 48,000 shares; Mr. Stephenson – 6,000 shares; and current directors and executive officers as a group – 56,000 shares.  Individuals have no investment power over unvested shares of restricted common stock.

(5)          Includes options exercisable for common shares:  Mr. Gillen – 30,000 shares; Mr. Meyer – 50,000 shares; Mr. Biggs – 200,000 shares; and current directors and executive officers as a group – 260,000 shares.

(6)          Includes restricted stock units which are settled in common shares that a recipient could receive within 60 days of March 5, 2009:  Mr. Biggs – 2,066 units; Mr. Bishop – 2,066 units; Mr. Gallaher – 3,544 units; Ms. Graham – 2,066 units; Mr. Harder – 3,912 units;  Mr. Lyles – 3,912 units; Ms. Morris – 1,305 units; Dr. Sifferlen – 3,912 units; and current directors and executive officers as a group – 22,783 units.  These individuals have no voting or investment power over their restricted stock units.

(7)          Includes restricted stock units held under a master trust for non-employee directors under the 1991 Amended Directors’ Deferred Compensation Plan.  These restricted stock units are settled in common shares upon the person ceasing to be a non-employee director of the Company:  Mr. Biggs – 2,915 units; Mr. Bishop – 35,274 units; Ms. Graham – 4,073 units; Mr. Harder – 6,973 units; Mr. Lyles – 7,247 units; Dr. Sifferlen – 20,185 units; and current directors and executive officers as a group – 76,667 units.  These individuals have no voting or investment power over their restricted stock units.

(8)          Includes shares jointly held with spouse (Mr. Gallaher – 2,139 shares and Dr. Sifferlen – 3,300 shares) or shares held by a trust under which the director and spouse share voting power and investment power (Ms. Morris – 10,000 shares).

(9)          This group of 16 persons includes all current directors and executive officers listed under “Information About the Director Nominees, the Continuing Directors and the Executive Officers” below.  Mr. Gillen resigned from the Company in November 2008 and his share ownership is not included in the number of shares owned by all current directors and executive officers as a group.  Includes 2,918 shares allocated to the spouse of an executive officer under the Employee Qualified Plans.

CORPORATE GOVERNANCE

Board of Directors

While our Regulations provide that the authorized size of our Board is set at ten directors, the number of authorized directors may be decreased to nine directors or increased to twelve directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  The Board reduced the authorized size of the Board of Directors to nine members at its February 20, 2007 meeting.  The Board is divided into three classes.  The term of each directorship is three years, and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  Our Board also serves as the board of directors for our principal subsidiary, The Dayton Power and Light Company (“DP&L”).

During 2008, the Board held 13 meetings.   Each of our current directors attended 75% or more of the regular and special Board and Board committee meetings on which such director served.  In addition to attendance at Board and committee meetings, the Board encourages all directors to attend our Annual Meeting of Shareholders.  All but two members of our current Board (Ms. Morris joined the Board in October 2008) attended our 2008 Annual Meeting of Shareholders on April 23, 2008.

Independence

The Board has adopted Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of directors and must disclose any basis for determining that any such relationship is not material.

The Board has affirmatively determined that, presently, all of our current directors, other than Paul M. Barbas, President and Chief Executive Officer, and Robert D. Biggs, director and former Executive Chairman, are independent pursuant to the NYSE listing standards referenced above.  W August Hillenbrand served as a director during 2008 (until his retirement in September 2008) and the Board had previously determined that Mr. Hillenbrand was independent during that time pursuant to NYSE listing standards.

Executive Sessions

In accordance with NYSE listing standards, our non-management directors meet regularly without management present.  Since July 2006, Glenn E. Harder, the Chairman of the Board, has presided over all executive sessions.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for our governance.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are available on our website at www.dplinc.com and are available in print to any shareholder who requests a copy.

Board Committees

The Board has established the following committees:  Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing Board committees and the functions of each Board committee are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Paul M. Barbas
Robert D. Biggs
Paul R. Bishop		X	X*
Frank F. Gallaher	X	X
Barbara S. Graham	X****		X**
Glenn E. Harder	X***		X
Lester L. Lyles		X**	X
Pamela B. Morris		X	X
Ned J. Sifferlen	X	X*

*Chair

**Vice Chair

***Audit Committee Financial Expert and Chair

****Audit Committee Financial Expert and Vice Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting and internal control functions, appoints our independent public accounting firm and approves its services.  The Audit Committee assures that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions.  The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants.  The Charter of the Audit Committee, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of the following independent directors:  Glenn E. Harder, Chair; Barbara S. Graham, Vice Chair; Frank F. Gallaher; and Ned J. Sifferlen.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act, and is financially literate as defined in the NYSE listing standards.  In addition, the Board has determined that Mr. Harder and Ms. Graham qualify as “audit committee financial experts” within the meaning of SEC regulations as both have accounting or related financial management experience under applicable NYSE listing standards.

During 2008, the Audit Committee met on eight occasions.  The Report of the Audit Committee appears on pages 56 and 57.

Compensation Committee

The Compensation Committee is responsible for reviewing and recommending annual and long-term corporate goals and objectives for, and the compensation of, the Chief Executive Officer and all other executives.  It also annually evaluates the performance of the Chief Executive Officer and other executives in light of approved goals and objectives.  The Compensation Committee reviews and recommends to the Board the design of benefit plans that pertain to the Chief Executive Officer and other executive officers, including the review and recommendation for the creation or modification of incentive compensation arrangements.  The Chief Executive Officer recommends to the Compensation Committee the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee.  Our senior Human Resources executive provides advice and counsel to our Chief Executive Officer on compensation matters.  Except for these roles, executive officers of the Company do not have a role in approving goals and objectives or in determining compensation of executive officers.  Our Chief Executive Officer has no role in approving his own compensation.  The Compensation Committee assists the Nominating and Corporate Governance Committee in periodically reviewing director compensation and recommending changes in such compensation to the Board of Directors.

The Compensation Committee develops, and recommends to the Board for approval, compensation arrangements for all of our executive officers; oversees all executive incentive plans, executive benefit plans and pension plans; and reviews and recommends to the Board executive participation agreements.  The Compensation Committee is permitted to form one or more subcommittees to carry out any of its duties and responsibilities.  Such subcommittees shall be composed only of “independent” directors as determined under NYSE listing standards.  The Compensation Committee is also empowered to obtain the advice and assistance of external legal, accounting, financial or other advisors in connection with determining or recommending executive and director compensation.  The Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

The Compensation Committee retained Towers Perrin, a compensation consultant, to assist the Compensation Committee in evaluating executive compensation for 2008.  The contract with Towers Perrin is exclusively with the Compensation Committee, which has the sole authority to approve the firm’s fees and the terms of the contract.  In 2008, the Compensation Committee adopted a policy on compensation consultant independence.  Under this policy, any executive compensation services requested of Towers Perrin by management or a Compensation Committee member must be approved by the Chairman of the Compensation Committee or the Compensation Committee as a whole.  Any other services requested of Towers Perrin by management or the Board must be approved by the Chairman of the Board or the Board as a whole.

In connection with its retention of Towers Perrin, the Compensation Committee reviewed the following two relationships involving the Company and Towers Perrin.  Tillinghast Insurance Consulting, a subsidiary of Towers Perrin, has provided, and continues to provide, actuarial services to Miami Valley Insurance Company, a subsidiary of our Company.  These actuarial services are unrelated to the compensation consulting services that Towers Perrin provides our Company.  In November 2008, Mr. John J. Gillen resigned as the Company’s Senior Vice President, Chief Financial Officer and Treasurer and was hired by Towers Perrin as Global Finance Director.  Towers Perrin has confirmed to us that Mr. Gillen will not provide any services to our Company and his compensation will not be tied to the type or amount of services that Towers Perrin provides to our Company.  After reviewing these relationships, the Compensation Committee determined that neither of these relationships poses any actual or potential conflict of interest with the consulting services that Towers Perrin provides to our Company.

Since the beginning of the Company’s last fiscal year, (i) the Compensation Committee instructed Towers Perrin to provide, and Towers Perrin provided to the Compensation Committee, market data, analyses and recommendations concerning non-employee director compensation and executive officer compensation levels and plan design, information on current compensation trends and regulatory issues, summaries of Company policies and practices regarding executive compensation and calculations regarding the number of performance shares earned by Company officers pursuant to the terms of the Company’s long-term incentive plan, and (ii) the Company’s management requested Towers Perrin to provide, and Towers Perrin provided to both management and the Compensation Committee, market data related to benchmarking groups and compensation levels, assistance with the Company’s proxy statements for its annual meetings of shareholders, assistance with the design of an incentive plan for other management members and valuation studies on awards granted under the Company’s long-term incentive plan.

The Compensation Committee is currently comprised of the following independent directors:  Paul R. Bishop, Chair; Barbara S. Graham, Vice Chair; Glenn E. Harder; Lester L. Lyles; and Pamela B. Morris.  Our Board has determined that each member of the Compensation Committee meets the independence requirements under NYSE listing standards, qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and qualifies as a “non-employee director” for purposes of the SEC’s Section 16 rules.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company or otherwise has any interlocking relationship with the Company, nor has any interlocking relationship existed in the past.

The Compensation Committee met on ten occasions during 2008.  The Compensation Committee Report on Executive Compensation appears on page 36.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to enable the Board to meet its fiduciary obligations to the Company and our shareholders.  Among its duties, the Nominating and Corporate Governance

Committee considers and recommends to the Board nominees for officers and directors, including nominees recommended by shareholders, establishes the qualification criteria for directors, oversees evaluation of the Board and management, provides input on setting goals and developing strategies to achieve employee diversity, and reviews and evaluates the implementation of these strategies.  The Nominating and Corporate Governance Committee also develops and oversees the implementation of corporate governance policies, annually assesses and makes recommendations to the Board regarding Board structure and shareholder protections, annually reviews the Board’s responsibilities to consider whether any policy revisions are appropriate, reviews compliance with our director share ownership guidelines and assists the Compensation Committee by evaluating our Chief Executive Officer.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board, except as provided in the Nominating and Corporate Governance Committee’s Charter.  Our Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee currently consists of the following independent directors:  Ned J. Sifferlen, Chair; Lester L. Lyles, Vice Chair; Paul R. Bishop; Frank F.  Gallaher; and Pamela B. Morris.  The Nominating and Corporate Governance Committee met on five occasions during 2008.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at that same address.  The Corporate Secretary delivers all such communications to the Chairman of the Board of Directors.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics.  This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.

Any changes or waivers to the Code of Business Conduct and Ethics for our officers or directors may only be made by the Board or a committee of the Board and must be disclosed promptly to shareholders.  Our Code of Business Conduct and Ethics is posted on our website at www.dplinc.com and is available in print to any shareholder who requests a copy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC of their ownership and changes of ownership of our securities.  We believe that during fiscal year 2008 all Section 16(a) filing requirements applicable to our directors and executive officers were timely met, except that one Section 16(a) Form 4 was filed late with respect to the withholding of 322 shares of our common stock for the payment of taxes in connection with the vesting of 1,000 shares of restricted stock held by Gary G. Stephenson, our Senior Vice President, Generation and Marketing.

COMPENSATION OF DIRECTORS

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in consultation with the Compensation Committee, is responsible for recommending the compensation program for directors.  A director who is also an employee of the Company does not receive additional compensation for service as a director.  The following table shows the compensation program for non-employee directors for 2008.  This director compensation program was unchanged from 2007:

Annual Board Cash Retainer (for service on our Board and the DP&L Board)	$54,000
Annual Board Equity Retainer (paid in restricted stock units of DPL Inc.)	$54,000
Chairman of the Board Annual Cash Retainer	$125,000
Committee Chair Annual Cash Retainer	$10,000
Board Meeting and Committee Meeting Cash Fees (per in-person meeting)	$1,500
Board Meeting and Committee Meeting Cash Fees (per telephonic meeting)	$750

The following table sets forth compensation earned by non-employee directors of the Board during the fiscal year ending December 31, 2008.  Mr. Barbas, who serves as a director and our President and Chief Executive Officer, did not receive additional compensation for his services as a director.  All of the directors named below are currently serving on the Board, except W August Hillenbrand who retired from the Board in September 2008.

Director Compensation — 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul M. Barbas	N/A	N/A	N/A	N/A	N/A
Robert D. Biggs	$66,750	$54,008	$0	$4,366	$125,124
Paul R. Bishop	$99,250	$54,008	$0	$2,366	$155,624
Frank F. Gallaher	$87,000	$54,009	$0	$2,264	$143,273
Barbara S. Graham	$91,500	$54,008	$0	$6,438	$151,946
Glenn E. Harder	$226,500	$54,008	$0	$4,027	$284,535
W August Hillenbrand	$66,750	$36,005	$0	$4,423	$107,178
Lester L. Lyles	$87,750	$54,008	$0	$5,945	$147,703
Pamela B. Morris	$42,000	$15,748	$0	$342	$58,090
Ned J. Sifferlen	$97,000	$54,008	$0	$4,366	$155,374

(1)       The amounts in this column represent the expense recognized for financial statement reporting purposes for fiscal year 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”), for restricted stock units granted to non-employee directors as part of their annual Board retainer.   These valuations are based on the closing market price of the Company’s common stock on the date immediately preceding the grant date.  Ms. Morris joined the Board in October 2008 and her pro-rated stock award of 1,270 restricted stock units was granted on October 1, 2008 with a grant date fair value computed in accordance with FAS 123(R) of $31,500.  The stock award for each other non-employee director of 1,969 restricted stock units was granted on April 23,

2008 with a grant date fair value computed in accordance with FAS 123(R) of $54,000.  Mr. Hillenbrand retired from the Board in September 2008 and forfeited 1,149 restricted stock units of his 2008 stock award.

(2)       The aggregate number of stock awards outstanding as of December 31, 2008 for each non-employee director listed in this table (other than Mr. Hillenbrand who retired from the Board in September 2008 and Ms. Morris who joined the Board in October 2008) was 2,037, which consisted of the 1,969 restricted stock units awarded to the director as part of the 2008 Board retainer and dividends declared and paid on those restricted stock units that were reinvested as additional restricted stock units.  The aggregate number of stock awards outstanding as of December 31, 2008 for Ms. Morris was 1,287, which consisted of the 1,270 restricted stock units that were awarded to her as part of her pro-rated 2008 Board retainer and dividends declared and paid on those restricted stock units that were reinvested as additional restricted stock units.  Mr. Hillenbrand had no stock awards outstanding as of December 31, 2008.

(3)       There were no options awarded to directors in 2008.  The aggregate number of option awards made prior to 2008 and outstanding as of December 31, 2008 for each non-employee director listed in this table was as follows:  Mr. Biggs — 200,000; Mr. Bishop — 0; Mr. Gallaher — 0; Ms. Graham — 0; Mr. Harder — 0; Mr. Hillenbrand — 50,000; Mr. Lyles — 0;  Ms. Morris — 0; and Dr. Sifferlen — 0.

(4)       The amounts shown include: (i) perquisites and personal benefits, (ii) amounts reimbursed for the payment of taxes, (iii) charitable matching program payments and (iv) dividends paid on stock awards of restricted stock units that were not factored into the grant date fair value of the stock awards.  The amount of each of these four categories of All Other Compensation for each non-employee director was less than $10,000.  Of the total amounts shown, the following non-employee directors received the following amounts for reimbursement of taxes:  Mr. Biggs — $88; Mr. Bishop — $88; Mr. Gallaher - $88; Ms. Graham — $1,779; Mr. Harder - $1,913; Mr. Hillenbrand - $1,083; Mr. Lyles — $1,656; and Dr. Sifferlen — $88.  The total amounts shown for Mr. Biggs, Ms. Graham, Mr. Lyles and Dr. Sifferlen include the following charitable matching program payments pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year:  Mr. Biggs - $2,000; Ms. Graham — $2,000; Mr. Lyles - $2,000; and Dr. Sifferlen - $2,000.

The Company maintains the Directors’ Deferred Stock Compensation Plan (the “Inactive Directors’ Deferred Stock Compensation Plan”), in which payment of directors’ fees earned in prior years could have been deferred.  Although some of our prior directors deferred compensation into the Inactive Directors’ Deferred Stock Compensation Plan in the past, no new deferrals of compensation are permitted under the plan.  Deferred director’s fees under the plan were invested in shares of Company common stock and held under a master trust.  The common shares have voting rights and the trustee of the master trust has discretion to vote the shares until they are distributed to the director.  Dividends are earned on the common shares under the plan as declared and paid and are reinvested in additional Company common shares.  Those directors who had deferred fees into the Inactive Directors’ Deferred Stock Compensation Plan were entitled to receive Company common stock upon their retirement or resignation from the Board.  Payments are made in a lump sum or in annual installments over a period of up to 20 years, as determined by the director’s deferral election form.

The Company also maintains the 1991 Amended Directors’ Deferred Compensation Plan (the “Inactive Directors’ Deferred Compensation Plan”), which previously provided directors the opportunity to defer all or a portion of their director cash fees earned in a particular year.  Effective as of January 1, 2007, no further deferrals could be made under the plan, but amounts previously deferred continue to be held and administered as provided by the plan document.  If a director elected to defer any amount of director fees, such deferred amounts were not considered (for tax purposes) compensation in the year earned and were credited to the director’s deferred compensation plan account.  Deferred compensation plan account balances accrue earnings based on the investment options selected by the director, which options include Company restricted stock units and tracking units of certain publicly traded mutual funds.  Company restricted stock units do not have voting rights.  Dividend equivalents are earned on Company restricted stock units under the plan as declared and paid and are reinvested in additional Company restricted stock units.  Deferred compensation plan account balances invested in Company restricted stock units are paid in shares of Company common stock, and balances invested in other investments are paid in cash, generally following retirement or resignation from the Board.  These payments are made in a lump sum or in annual installments over a period of up to 20 years as determined by the director’s deferral election form.

The Company also maintains the 2006 Deferred Compensation Plan for Non-Employee Directors, (the “DDCP”), which generally enables directors to defer all or a portion of their director cash fees earned in a particular year.  If a director elects to defer any amount, such deferred amounts are not considered for tax purposes compensation in the year earned and are credited to the director’s deferred compensation plan account.  Deferred compensation plan account balances accrue earnings based on investment options selected by the director, which include units of certain publicly traded mutual funds.  DPL common stock and restricted stock units are not investment options under this plan.  Deferred compensation plan account balances are paid in cash generally following retirement or resignation from the Board, in a lump sum or in annual installments over a period of up to five years as determined by the director’s deferral election form.

Restricted stock units issued to directors in connection with the Company’s current director compensation program are issued under the Company’s Equity Performance and Incentive Plan and governed by individual award agreements.  The number of restricted stock units awarded is based on the closing market price of our common stock on the date immediately preceding the grant date.  Generally, restricted stock units are awarded on the date of the Company’s annual meeting of shareholders and vest on April 15 of the following year.  If a director’s service on the Board is terminated due to death or disability, or if a change in control of the Company occurs, the restricted stock units vest immediately.  A director that ceases to be a Board member for any other reason before the vesting date is entitled to a pro-rated portion of his or her restricted stock units.  Restricted stock units are settled in Company common stock.  Any unvested portion of restricted stock units is forfeited.  Restricted stock units do not have voting rights.  Dividend equivalents are earned on restricted stock units as declared and paid and are reinvested in additional restricted stock units.  Each director has the right to defer all or a portion of his or her restricted stock units upon vesting.  Directors who have deferred restricted stock units are entitled to receive Company common stock upon their retirement or resignation from the Board.  Payments are made at the election of the director in a lump sum (mandatory for account balances less than $100,000) or in annual installments over a period of up to five years.

To ensure that non-employee directors’ financial interests are aligned with the long-term interests of the Company and its shareholders, pursuant to our Corporate Governance Guidelines, each non-employee director is expected to hold a minimum of five times his or her annual equity compensation in Company common stock.   Each non-employee director is given five years to acquire this level of stock ownership and individual circumstances impacting compliance with this policy will be considered.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

We have established a set of Corporate Governance Guidelines, which includes qualification criteria the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee takes into consideration all factors it deems appropriate, including the potential candidate’s character, education, experience, knowledge and skills, as well as whether the candidate is “independent” as determined under the listing standards of the NYSE.  Our directors must be ethical individuals of proven judgment and competence.

A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Nominating and Corporate Governance Committee also considers the extent of an individual’s leadership experience in business and administrative activities; expertise in the industries in which we operate; his or her integrity; his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board; and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of shareholders.  In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves.  The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by us or by our shareholders.  The Nominating and Corporate Governance Committee may retain a director search firm to help identify director candidates.

Candidates Proposed by Shareholders for Consideration by the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide: (i) evidence in accordance with the provisions of Regulation 14a-8 under the Exchange Act of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board including, without limitation, name, age, business and residence addresses, principal occupation or employment, and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee for the 2010 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on November 12, 2009.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us).  Upon receipt of a properly submitted shareholder recommendation, the Corporate Secretary will send to the proposed nominee a Director Nominee Biographical Data questionnaire for completion.  The Corporate Secretary will then send any shareholder recommendations, along with the completed Director Nominee Biographical Data questionnaire(s), to the Nominating and Corporate Governance Committee for consideration at a future Nominating and Corporate Governance Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

In addition, our Regulations permit shareholders the opportunity to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in our Regulations, which were filed with the SEC as Exhibit 3(b) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are available at our website at www.dplinc.com and can also be obtained, without charge, upon written request to our Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  The Regulations require that we receive written notification from the record shareholder containing the information described in the second preceding paragraph above and any other information required by the Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder must send the notice to us no later than the tenth business day after notice of the meeting date is made.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Regulations divide the Board into three classes, with the members of each class serving staggered three-year terms.  The Board currently consists of nine members.  The terms of Paul R. Bishop, Frank F. Gallaher and General Lester L. Lyles (Ret.) expire this year.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Messrs. Bishop, Gallaher and Lyles for election to a term of three years expiring at the 2012 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.  Each of Messrs. Bishop, Gallaher and Lyles has consented to be named as a director nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Director Nominees, the Continuing Directors and the Executive Officers

Set forth below are the names, ages, background and experience of all current directors, including the three director nominees.

THREE DIRECTOR NOMINEES FOR THREE-YEAR TERM EXPIRING 2012

PAUL R. BISHOP

Age 65. Director of DPL and DP&L since 2003. Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since July 2000; President, H-P Products, Inc. from March 1976 to July 2000. Mr. Bishop is a Director of H-P Products, Inc. and Hawk Corporation, a Trustee of the Aultman Health Foundation and a Trustee Emeritus of Mt. Union College Board.

FRANK F. GALLAHER

Age 63. Director of DPL and DP&L since August 2007. Managing Member, Gallaher & Associates, LLC (a consulting firm) since September 2003; Mr. Gallaher retired in September 2003 from Entergy Corp. (an electric utility) after thirty-four years of service with varying executive management positions, including: Executive Vice President, Operations; President, Gulf States Utilities; Chief Utility Operating Officer; and President, Fossil Operations and Transmission.

GENERAL LESTER L. LYLES (RET.)

Age 62. Director of DPL and DP&L since 2004. Independent consultant since August 2003; Commander of Air Force Materiel Command from April 2000 to August 2003 and the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000. General Lyles is a Trustee of Analytic Services Inc. and a Director of General Dynamics Corporation, Precision Castparts Corp., Battelle Memorial Institute, USAA and KBR, Inc. General Lyles also is a Managing Partner of Four Seasons Ventures, LLC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTOR CLASS OF 2010

ROBERT D. BIGGS

Age 66. Director of DPL and DP&L since 2004; Executive Chairman, DPL and DP&L from May 2004 to June 2006. Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana (a services firm), since October 1999; Managing Partner, PricewaterhouseCoopers LLP, from July 1992 to October 1999.

PAMELA B. MORRIS

Age 60. Director of DPL and DP&L since 2008. President and Chief Executive Officer of CareSource Management Group Co., Dayton, Ohio (a healthcare management company) since April 1999. President and Chief Executive Officer of CareSource, Dayton, Ohio (a healthcare company) since January 1986. Ms. Morris also serves on the Board of Directors of each of the CareSource family companies. Ms. Morris serves on the Boards of Trustees of United Way of Greater Dayton, Hospice of Dayton, Inc. and Downtown Dayton Partnership, and is also a Member of the Dayton Business Committee and the City of Dayton Mayor’s Council on Economic Development.

NED J. SIFFERLEN, Ph.D.

Age 67. Director of DPL and DP&L since 2004. President Emeritus, Sinclair Community College since September 2003; President, Sinclair Community College from September 1997 to August 2003. Dr. Sifferlen is a Director of Premier Health Partners; Chair of Good Samaritan Hospital; and Chair of the Dayton Montgomery County Scholarship Program.

DIRECTOR CLASS OF 2011

PAUL M. BARBAS

Age 52. Director of DPL and DP&L since October 2006; President and Chief Executive Officer of DPL and DP&L since October 2006. Executive Vice President and Chief Operating Officer of Chesapeake Utilities Corporation (a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, and other related services) from December 2005 to September 2006;  Executive Vice President of Chesapeake Utilities Corporation from December 2004 to December 2005; President of Chesapeake Service Company and Vice President of Chesapeake Utilities

Corporation from August 2003 to December 2004; Executive Vice President of Allegheny Power (an energy company) from July 2001 to August 2003; and President of Allegheny Ventures from 1999 to 2001. Prior to 1999, Mr. Barbas held a variety of executive positions within GE Capital. Mr. Barbas served as an Executive Committee Member of The Dayton Development Coalition for 2008.

BARBARA S. GRAHAM

Age 60. Director of DPL and DP&L since 2005. Partner, Graham & Company (a financial consulting firm) since July 2003; Senior Vice President, Pepco Holdings, Inc. (utility holding company formed with the merger of Potomac Electric Power Company and Conectiv) from June 2002 to July 2003; Senior Vice President of Shared Services and Chief Information Officer, Conectiv (electric and gas utility formed with 1998 merger of Atlantic Energy, Inc. and Delmarva Power and Light Company) from January 1999 to June 2002; Senior Vice President, Conectiv from March 1998 to January 1999; Chief Financial Officer, Conectiv from 1995 to 1998.

Ms. Graham is a Director of O.P. Schuman & Sons, Inc. and a Director and Executive Committee Member of Swingin’ With A Star (a non-profit organization).

GLENN E. HARDER

Age 58. Director of DPL and DP&L since 2004; Chairman since July 1, 2006. President of GEH Advisory Services, LLC (a firm specializing in business consulting services) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over one million members) from February 2004 to April 2006; Executive Vice President and Chief Financial Officer of Coventor, Inc. (a software company) from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from

October 1994 through March 2000. Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.

EXECUTIVE OFFICERS

(who are not directors of the Company)

Set forth below are the names, ages, background and experience of our current executive officers who are not also Company directors.  Pursuant to our Regulations, executive officers are elected annually by the Board and hold office for one year or until their successors are chosen and qualified.

FREDERICK J. BOYLE

Age 51.  Senior Vice President, Chief Financial Officer, Treasurer and Controller, DPL and DP&L since December 2008; Vice President, Finance, Chief Accounting Officer and Controller, DPL and DP&L from June 2008 to November 2008; Vice President, Chief Accounting Officer and Controller, DPL and DP&L from July 2007 to June 2008; Vice President and Chief Accounting Officer, DPL and DP&L from June 2006 to July 2007; Vice President of Finance — Growth Markets, Direct Energy (an energy services company) from October 2005 to June 2006; Chief Financial Officer, Accent Energy (an energy services company) from January 2003 to September 2005; Vice President of Financial Services — Corporate Development, American Electric Power (an electric utility company) from 1999 to 2002.  Mr. Boyle is a member of the American Institute of Certified Public Accountants.  Mr. Boyle joined us in 2006.

SCOTT J. KELLY

Age 43.  Senior Vice President, Service Operations, DPL and DP&L since July 2007; Vice President, Service Operations, DPL and DP&L from March 2007 to July 2007 (oversight of all customer service operations); Director — Engineering and Business Development, DP&L from January 2002 to February 2007 (responsible for all functions of system and central dispatch operations, design engineering and major accounts).  Mr. Kelly serves as President of the DP&L Foundation.  Mr. Kelly joined DP&L in 1994.

TERESA F. MARRINAN

Age 47.  Vice President, Commercial Operations, DPL and DP&L since August 2007; Managing Director of Portfolio Management, DP&L from April 2007 to August 2007; Director of Portfolio Management, DP&L from September 2006 to April 2007; Head Trader, DP&L from October 2005 to September 2006;  Risk Manager, DP&L from October 1997 to October 2005.  Ms. Marrinan serves on the Board of the Cox Arboretum Foundation.  Ms. Marrinan joined DP&L in 1984.

DANIEL J. McCABE

Age 52.  Senior Vice President and Chief Administrative Officer, DPL and DP&L since February 2009; Senior Vice President, Human Resources and Administration, DPL and DP&L from July 2008 to February 2009; Senior Vice President, Human Resources, DPL and DP&L from July 2007 to July 2008; Vice President, Human Resources, DPL and DP&L from March 2007 to July 2007; Vice President, Global Managed Services Operations and Chief of Staff, Worldwide Customer Services, NCR Corporation (an information technology company) from April 2005 to March 2007; Vice President of Global Service Delivery, NCR Corporation from January 2004 to April 2005; Vice President of Human Resources for the Financial Solutions Division, NCR Corporation from June 1999 to January 2004.  Mr. McCabe is a Member of University of Dayton’s Corporate Executive Council and Advisory Council for the School of Arts and Sciences.  Mr. McCabe also serves as a Director of the Boys Scouts of America — Miami Valley Council and the DP&L Foundation, and as a Trustee for the Dayton Area Chamber of Commerce.  Mr. McCabe joined us in 2007.

ARTHUR G. MEYER

Age 59.  Senior Vice President, Corporate and Regulatory Affairs, DPL and DP&L since July 2007; Vice President, Corporate and Regulatory Affairs, DPL and DP&L from January 2005 to July 2007; Vice President and Corporate Secretary, DPL and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, from November 1997 to August 2002.  Mr. Meyer is Chairman of the Ohio Electric Utility Institute, Vice Chairman of the Montgomery County Transportation Improvement District, a Trustee of the Capitol Square Foundation, and a Member of the Think TV Community Advisory Committee.  Mr. Meyer joined DP&L in 1992.

GARY G. STEPHENSON

Age 44.  Senior Vice President, Generation and Marketing, DPL and DP&L since July 2007; Vice President, Commercial Operations, DPL and DP&L from September 2004 to July 2007; Vice President, Commercial Operations, InterGen (a merchant energy company) from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.  Mr. Stephenson is a Director of the Ohio Valley Electric Corporation.  Mr. Stephenson joined us in 2004.

DOUGLAS C. TAYLOR

Age 47.  Senior Vice President, General Counsel and Corporate Development, DPL and DP&L since December 2008; Senior Vice President and General Counsel, DPL and DP&L from February 2008 to November 2008; Senior Vice President, General Counsel and Corporate Secretary, DPL and DP&L from January 2008 to February 2008; Managing Director, Natsource, LLC (emissions and renewable energy asset management firm) from August 2007 to January 2008; Legal consultant from June 2006 to August 2007.  Mr. Taylor held various positions with Cinergy Corp. (now Duke Energy Corporation — an energy services company) from May 1997 to May 2006, including Vice President, Corporate Development, Vice President and General Counsel, Energy Investments Business Unit, Vice President and General Counsel, Cinergy Investments Business Unit, Vice President, Power Technology and Infrastructure Business Unit and Senior Counsel.  Mr. Taylor serves as a Trustee for the Southern Ohio Chapter of the Leukemia Lymphoma Society.  Mr. Taylor joined us in 2008.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This compensation discussion and analysis is designed to help you understand how and why the Company compensates its named executive officers in the manner it does and to provide context for the detailed compensation tables and narrative descriptions that start on page 40.  Throughout this Proxy Statement, the individuals who served as our President and Chief Executive Officer (our “CEO”) and our Chief Financial Officers during fiscal year 2008, as well as the other individuals included in the compensation tables, are referred to as the “named executive officers.”  The names and positions of our named executive officers for 2008 are set forth in the table below.  All of the named executive officers are executive officers of the Company as of the date of this Proxy Statement, except Mr. Gillen who resigned from the Company in November 2008.

Name	Position
Paul M. Barbas	President and Chief Executive Officer
Frederick J. Boyle	Senior Vice President, Chief Financial Officer, Treasurer and Controller
John J. Gillen	Former Senior Vice President, Chief Financial Officer and Treasurer
Arthur G. Meyer	Senior Vice President, Corporate and Regulatory Affairs
Gary G. Stephenson	Senior Vice President, Generation and Marketing
Douglas C. Taylor	Senior Vice President, General Counsel and Corporate Development

Goals and Objectives of the Standardized Executive Officer Compensation Program

In 2006, the Board of Directors approved a comprehensive compensation program that remains in effect for all executive officers, including the named executive officers.  Rather than continuing to use individually negotiated employment agreements with different terms and conditions, the Board approved a series of compensatory plans that substantially standardize how executive officers are compensated.  The executive officer compensation program is designed to:

•                  Provide the Compensation Committee a more logical framework to measure and pay for executive officer performance that is fairly and consistently applied and reduces the administrative burden of administering individual contracts.

•                  Institute a defined compensation program aligned with our general pay philosophy of providing competitive market compensation to attract and retain key talent and rewarding individual and Company performance.

•                  Link a significant amount of executive officer compensation to Company annual and long-term performance through incentive plans.

All executive officers sign agreements (“Participation Agreements”) electing to participate in the executive officer compensation program.  In connection with the adoption of the program, the Participation Agreements of certain executive officers, including certain named executive officers, contained provisions waiving a majority of these officers’ rights under pre-existing employment agreements and/or other agreements.  In consideration of their signing the Participation Agreements, these officers retained certain vested and other compensation elements awarded uniquely to them in prior years.  Executive officers also may be entitled to other compensation and benefits, such as signing bonuses and relocation expenses, in connection with their hiring or pursuant to their Participation Agreements.  These compensation and benefits are also included in the compensation tables in this Proxy Statement and discussed in the narratives to the tables.  Aside from these exceptions and a payment to Mr. Gillen in connection with his resignation from the Company, the key compensation and benefits established for each of the named executive officers in 2008 were established under the Company’s executive officer compensation program approved in 2006.

General Approach to Executive Officer Compensation

To achieve our compensation goals, we use the 50th percentile of companies in select compensation surveys as an initial reference point when establishing executive officer base salaries, target total cash compensation (which is a combination of base salaries and annual performance based cash incentive opportunities) and target total direct compensation (which is a combination of target total cash compensation and long-term performance based equity incentive opportunities).  We initially reference the 50th percentile to adequately compete with other energy companies for executive talent.  We consider +/- 15% around the 50th percentile to be a market competitive range for executive officer compensation.  We may pay above this range when necessary to attract and retain key executive talent and reward individual and Company performance and experience, and we may pay below this range in certain circumstances, such as to reflect an executive officer’s tenure with the Company or experience level.  Our base salaries and benefits are designed to attract and retain our executives and our annual cash incentive plan and long-term equity incentive plan are designed to link compensation with performance.  Our other long-term compensation (such as restricted stock) is designed to reward performance and attract and retain our executive officers.  Through this approach, we seek to recognize an executive’s achievements in managing the day-to-day business and challenges of our Company and the accomplishment of our annual and long-term Company objectives.

Executive Officer Compensation Process

Compensation Committee and Management.  The Compensation Committee administers the Company’s executive officer compensation program; oversees all incentive, benefit and pension plans; develops and recommends compensation and performance goals for all executive officers; and evaluates the performance of the executive officers in light of previously established goals.  Our CEO recommends to the Compensation Committee base salaries and award opportunities for the other executive officers.  Our CEO also solicits individual goals from the executive officers, reviews those goals and then makes individual goal recommendations for these executive officers to the Compensation Committee.  Our senior Human Resources executive provides advice and counsel to our CEO and the Compensation Committee on these compensation matters.  The Compensation Committee meets periodically throughout the year, and typically establishes base salary adjustments, incentive compensation targets and performance goals for the year at its February meeting.  None of our executive officers, including the CEO, has any direct role in approving his or her own compensation or award levels and no executive officer is present at any Compensation Committee meeting where his or her performance or compensation is being discussed or determined.  The Compensation Committee recommends to the full Board for final approval the compensation levels, incentive targets and performance goals for all executive officers.

Compensation Consultants.  The Compensation Committee periodically engages compensation consultants to provide market compensation data and information on trends and regulatory issues affecting executive pay; to perform competitive market analyses; to assist with compensation program and plan changes and updates; and to make recommendations for executive officer compensation structure and levels.  The Compensation Committee, our CEO and our senior Human Resources executive use this information to help assess our competitiveness with executive officer compensation and in connection with reviewing, developing and/or recommending compensation and award levels.

The Compensation Committee has entered into a master services agreement with Towers Perrin to provide compensation consulting services to the Compensation Committee from time to time.  This agreement is exclusively with the Compensation Committee, which has the sole authority to approve the terms of the agreement and the firm’s fees.  Management and the Board may request other compensation services from Towers Perrin with the approval of either the Chair of the Compensation Committee or the Compensation Committee as a whole.  All information resulting from any requested additional services is also sent directly to the Compensation Committee.  To strengthen the consistency and continuity of the advice and information that the Compensation Committee receives from Towers Perrin, the Compensation Committee invites Towers Perrin to attend all of its meetings.

In connection with establishing 2008 executive officer compensation, the Compensation Committee requested, and Towers Perrin provided to management and the Compensation Committee, market compensation data and analyses, recommendations for executive officer incentive plan opportunities, levels and design, information on current compensation trends and regulatory issues and, as discussed further below, information on market target compensation levels and surveys used for benchmarking purposes.  The information provided by Towers Perrin was given to and used by the Compensation Committee, our CEO and our senior Human Resources executive to assist them in their compensation review, analysis, decisions and/or recommendations.  Towers Perrin was also retained by the Compensation Committee to calculate the number of performance shares earned in 2008 pursuant to the terms of our long-term incentive plan and the performance share awards previously established by the Compensation Committee.

Benchmarking.  As noted above, we used the 50th percentile of companies in select compensation surveys as an initial reference point when establishing 2008 executive officer base salaries, target total cash compensation and target total direct compensation.  At the request of the Compensation Committee, Towers Perrin performed a review of target compensation levels utilized by other energy companies in setting executive officer compensation.  For those companies surveyed by Towers Perrin that cited a target percentile of a given market, the 50th percentile was the most prevalent target percentile.  The Compensation Committee approved the continued use of the 50th percentile as its initial reference point when determining compensation for the Company’s executive officers.

Although we use the 50th percentile level of compensation as an initial reference point in establishing executive officer compensation, we generally consider a range of +/- 15% around the 50th percentile to be competitive.  This range allows the Compensation Committee, in setting executive officer compensation, to recognize budgetary considerations, internal pay equity and individual factors, such as: (i) the experience and responsibilities of the executive officer, (ii) his or her individual contributions to the Company and potential for future contributions, and (iii) the need for retention and the competitive pressures in the marketplace for the skill set and experience of the executive officer.

In connection with setting compensation for previous years, the compensation benchmarking surveys used by the Compensation Committee and our CEO contained only energy related companies.  Based on the practices of energy companies surveyed by Towers Perrin, and our goal of attracting and retaining qualified executives for both energy specific and general industry job functions, the Compensation Committee, for 2008, targeted industry-specific jobs relative to the energy industry and targeted select jobs that can be recruited from other industries against a blend of energy and general industry data.

Given the energy industry nature of their positions, the executive officer positions of Messrs. Barbas and Meyer continued to be benchmarked against the Towers Perrin 2007 Energy Services Executive Database (the “Energy Benchmarking Survey”).  Towers Perrin reported to us that this database contained the 91 energy companies listed on this CD&A’s Appendix A located on page 37.  We had previously used Tower Perrin’s Energy Benchmarking Survey in connection with establishing 2007 and 2006 executive officer compensation.  Mr. Meyer’s additional responsibilities in the areas of Company utility rate management and environmental management were not reflected in his benchmarked job category of Top Corporate Affairs Executive, and market data for Mr. Meyer was adjusted by Towers Perrin to take into consideration these additional responsibilities.

Mr. Stephenson’s position of Senior Vice President, Generation and Marketing, and the marketing and trading responsibilities included as part of that position, did not fully align with benchmarked positions included in the Energy Benchmarking Survey.  Therefore, based on its review of executive officer compensation information, Towers Perrin recommended, and the Compensation Committee approved, using a blend of the market data from the Energy Benchmarking Survey and market data from the Towers Perrin 2007 Survey of Energy Marketing and Trading Positions (the “Marketing/Trading Benchmarking Survey”) developed by Towers Perrin as the benchmark for Mr. Stephenson’s compensation.  Towers Perrin reported to us that the Marketing/Trading Benchmarking Survey included data from the 68 energy marketing and trading organizations listed on this CD&A’s Appendix A located on page 37.

The Compensation Committee believed that the positions of Messrs. Boyle, Gillen and Taylor could be recruited more broadly in the market and, to attract and retain individuals in those positions, approved using a Towers Perrin recommended 50/50 blend of energy industry data and general industry data to benchmark their positions.  Our Energy Benchmarking Survey was used for the energy industry data and the Towers Perrin 2007 General Industry Executive Database (the “General Benchmarking Survey”) was used for the general industry data.  Towers Perrin reported to us that the General Benchmarking Survey included data from the 403 companies listed on this CD&A’s Appendix B located on pages 38 and 39.  Mr. Gillen’s additional responsibilities in the information technology and purchasing areas of the Company were not reflected in his benchmarked job category of Top Financial Executive, and market data for Mr. Gillen was adjusted by Towers Perrin to take into consideration these additional responsibilities.  Data from the benchmarking surveys was adjusted statistically by Towers Perrin using regression analysis to account for size difference between our Company and the companies comprising the benchmarking surveys.  The Compensation Committee believed that these surveys would provide a broad and useful set of compensation data for its benchmarking purposes.

As discussed more fully below, and consistent with our general philosophy of targeting the 50th percentile of market data, the Compensation Committee established 2008 base salaries, target total cash compensation and target total direct compensation for each of the named executive officers (except Mr. Taylor who was hired in January 2008) within the 50th percentile competitive range of the applicable market data used to benchmark this compensation.

Evaluations and Award Grants.  The Compensation Committee annually evaluates the CEO in light of his previously established goals.  The Nominating and Corporate Governance Committee also evaluates our CEO and meets with the Compensation Committee to discuss its evaluation.  The CEO annually evaluates the other executive officers, is advised by our senior Human Resources executive, meets with executive officers regarding their performance and reports his findings to the Compensation Committee.  The Compensation Committee reviews the CEO’s recommendations on all other executive officers and meets with the CEO to discuss his performance and his evaluation of the other executive officers.  The Compensation Committee then determines and recommends to the Board compensation awards pursuant to the previous year’s compensation plans and goals.  The Board adopted the Compensation Committee’s recommended 2008 performance awards.

Impact of Tax and Accounting Requirements.  Section 162(m) of the Internal Revenue Code generally limits the business deduction for compensation paid to each named executive officer to $1 million, unless the compensation is based upon certain performance objectives or otherwise excluded from the limitation.  The Compensation Committee does not have a specific policy regarding compliance with Section 162(m), and it may choose to forego the deductions on occasion, if it determines such action to be in the best business interest of the Company.  However, through the use of performance based compensation, except in limited circumstances, the Compensation Committee intends to ensure that the deductibility of compensation paid to our named executive officers will not be limited by Section 162(m).  Except for the compensation in excess of $1,000,000 paid to Mr. Barbas in 2008, the deductibility of compensation paid to named executive officers in 2008 was not limited by Section 162(m).

Effective upon the January 1, 2006 adoption of the accounting standard Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” FAS No. 123(R), the Company has recognized compensation expense for all equity awards in accordance with the principles set forth in that accounting standard. In determining whether to offer a particular form of equity compensation to executives, the Compensation Committee takes into account the accounting implications associated with that form of compensation.

Stock Ownership Guidelines. Company stock ownership guidelines for officers were put in place in July 2007.  Officers are required to maintain ownership of Company common stock in accordance with the following guidelines:

Position	Stock Ownership as a Multiple of Base Salary
Chief Executive Officer	4X
Senior Vice President	2X
Vice President	1X

Each officer is required to retain at least 50% of any after-tax shares he or she receives from restricted stock or long term equity awards until the officer satisfies these stock ownership guidelines.  An officer may, if approved by our CEO and Human Resources Vice President, be excused from these guidelines if he or she is under a hardship situation or is within three years of retiring from the Company.

Executive Compensation Program Elements

Our executive compensation program is designed to create a balance between fixed and variable pay, short-term and long-term compensation and cash and stock-based compensation.  We do not target an element or form of compensation to be a particular percentage of total compensation.  Rather, the Compensation Committee reviews the weighting of each element of compensation in the context of the market data used when establishing executive officer compensation, internal pay equity and individual factors to ensure that such weightings conform to our compensation goals and our philosophy of linking a significant portion of an executive’s pay to performance.  Weightings among executive officers may vary depending on market data, internal pay equity considerations and the use of individual factors.

The key elements of our executive compensation program are:

•                  Base Salaries

•                  Executive Incentive Compensation Plan (Annual Cash Incentive)

•                  Equity and Performance Incentive Plan (Equity)

•                  Severance Pay and Change of Control Plan

The Company also maintains a Supplemental Executive Defined Contribution Retirement Plan, a Pension Restoration Plan, an Executive Cash Perquisite Allowance and Executive Deferred Compensation Plans for its executive officers.  In addition, one of our named executive officers was entitled to payments in 2008 under the Company’s discontinued Management Stock Incentive Plan, based on awards made in prior years.  Named executive officers are also eligible for Company benefits that are generally available to all employees of the Company, including the Company’s Employee Savings Plan, Employee Stock Ownership Plan (which includes Company matching contributions of Company common stock), the DP&L Retirement Income Plan, charitable contribution matching program, health and dental coverage, Company-paid life insurance, disability insurance, tuition reimbursement, paid holidays, vacation and sick time and other benefits.

Base Salaries

Base salaries are designed to attract and retain experienced and qualified executives and to provide executives with fixed compensation for services rendered during the fiscal year.  The Compensation Committee generally makes base salary rate adjustments at its February meeting and periodically at times throughout the year to reflect changes in job scope or responsibility.

Similar to the increase in Mr. Barbas’ salary rate for 2007, Mr. Barbas’ 2008 base salary rate was increased again approximately 10%, to $585,000.  This increase recognized Mr. Barbas’ continued strong executive leadership and the Compensation Committee’s desire to retain Mr. Barbas as the Company’s chief executive.  At the same time, Mr. Barbas’ 2008 base salary rate remained below, but closer to, the 50th percentile of our Energy Benchmarking Survey to reflect Mr. Barbas’ increasing experience with the Company and the Compensation Committee’s plan to incrementally move Mr. Barbas’ base salary compensation closer to the 50th percentile.

The 2008 base salary rates for each of the other named executive officers, except Mr. Taylor, were set at the Compensation Committee’s February 2008 meeting within the 50th percentile competitive range of the benchmarking market data, after consideration of the market data and the executive officers’ prior compensation levels, experience in their respective fields and with our Company, past contributions and potential future contributions, the demand for the skill set and experience of these individuals in the marketplace and our desire to retain these individuals, not only for their individual strengths, but also for the strong collective executive team of which each named executive officer is a part.

Mr. Taylor was hired in January 2008 and his base salary rate was set at that time slightly below the 50th percentile competitive range of the benchmarking data.  Mr. Taylor’s base salary rate was set at a level that reflected Mr. Taylor’s strong legal and business experience and the Company’s desire to attract Mr. Taylor, while at the same time providing room for increased compensation as his experience with the Company grows.  Given his brief tenure at the time, Mr. Taylor’s base salary rate was not adjusted at the Board’s February 2008 meeting.

Mr. Boyle’s annual base salary rate was increased in July 2008 in connection with his promotion at that time to Vice President — Finance, Controller and Chief Accounting Officer, in order to compensate him for additional duties.  Upon Mr. Gillen’s resignation as Senior Vice President, Chief Financial Officer and Treasurer in November 2008, Mr. Boyle was again promoted to Senior Vice President, Chief Financial Officer, Treasurer and Controller in December 2008.  The Board made no adjustments to Mr. Boyle’s compensation at that late time of the year and instead decided to address such matters in connection with reviewing his 2008 performance under our EICP annual incentive plan and in connection with establishing his compensation for 2009.

The following table shows the annual base salary rates in effect for each of the named executive officers in 2008, the annual base salary rates in 2007 immediately prior to the annual base salary rate increases for 2008 that took effect in February 2008 and the percentage increase between those two annual base salary rates for each named executive officer.  The base salary amounts paid to the named executive officers for 2008 are set forth under the “Salary” column of the Summary Compensation Table on page 40.

Annual Base Salary Rates

Name	2007 Annual Base Salary Rate	2008 Annual Base Salary Rate(s)	Percentage Increase
Mr. Barbas	$530,000	$585,000	10.4%
Mr. Boyle	$211,000	$222,600/ *$265,000	5.5 *19.0	% %
Mr. Gillen	$354,400	$385,000	8.6%
Mr. Meyer	$236,200	$249,200	5.5%
Mr. Stephenson	$287,000	$301,400	5.0%
Mr. Taylor	N/A	$275,000	N/	A

*Mr. Boyle’s 2008 Annual Base Salary Rate was increased in July 2008 from $222,600 to $265,000 in connection with his promotion at that time to Vice President — Finance, Controller and Chief Accounting Officer.  Mr. Boyle’s $265,000 annual base salary rate represents a 19% increase from his previous 2008 annual base salary rate of $222,600.

Executive Incentive Compensation Plan

Overview.  All of our named executive officers were eligible to participate in our Executive Incentive Compensation Plan (“EICP”) for 2008.  The EICP is an annual, incentive-based, cash bonus program that rewards achievement of annual corporate, business unit and individual performance goals.  The EICP is designed to recognize and reward the contributions of individual executives as well as the contributions of the executive officer group to overall corporate success.  The Compensation Committee believes that this type of annual cash incentive program is consistent with other similarly-sized, energy companies and helps achieve our short-term Company objectives by focusing our officers on short-term performance targets that impact Company performance and shareholder return.  Corporate, business unit and individual goals may vary annually to reflect our business plans and current market conditions.  Pursuant to the terms of the EICP, if the Company reduces or suspends its common stock dividend, no cash awards under the EICP may be paid.

General Policy on Performance Measures.  The Compensation Committee’s intent with respect to setting target performance levels for EICP goals is that management should be reasonably able to achieve such goals on average over time, with actual performance either exceeding or falling below target in any given year.   Maximum performance measures are established at levels that can only be achieved if performance results are exceptional.  Although such levels are ambitious, they are also designed not to encourage excessive risks that could be detrimental to the Company.  EICP bonus opportunities are reduced in half for performance at threshold and doubled for performance at the maximum level.  In addition, the EICP also provides an opportunity for EICP participants to receive a portion of their cash bonus opportunity between set levels of performance.  For any performance goal without set quantitative measures, a performance satisfaction percentage is assigned after a qualitative performance assessment of the goal.

Annual Incentive Opportunities.  Annual incentive opportunities under the EICP are set annually by the Compensation Committee as a percentage of base salary.  In setting annual incentive opportunities, the Compensation Committee reviewed the market data provided by Towers Perrin for annual incentive opportunities and target total cash compensation.  The 2008 target annual cash incentive (expressed as a percentage of 2008 base salary) for each named executive officer was established by the Compensation Committee in February 2008 as follows:

Mr. Barbas	75%
Mr. Boyle	35%
Mr. Gillen	55%
Mr. Meyer	35%
Mr. Stephenson	50%
Mr. Taylor	45%

The market data provided by Towers Perrin showed increases in competitive target total cash compensation and annual incentive opportunities for Mr. Barbas’ CEO position and for those named executive officer positions that were benchmarked using a blend of energy industry and general industry data (Messrs. Boyle, Gillen and Taylor).  Similar to his 2007 EICP opportunity, the Compensation Committee again set Mr. Barbas’ 2008 EICP opportunity at the 50th percentile of the Energy Benchmarking Survey in order to reflect the competitive market for chief executive officers in the energy industry, to adequately motivate Mr. Barbas to achieve outstanding Company performance and for internal pay equity considerations.  This EICP opportunity resulted in Mr. Barbas’ target total cash compensation being within the 50th percentile competitive range of the market data.

For Messrs. Boyle and Gillen, our CEO recommended, and the Compensation Committee approved, increasing their EICP opportunities to levels that were within the 50th percentile competitive range of annual incentive opportunities for their respective benchmarked positions and that resulted in their target total cash compensation also being within the 50th percentile competitive range.  The 2008 EICP opportunities for Messrs. Meyer and Stephenson were unchanged from their 2007 levels.  These opportunities for Messrs. Meyer and Stephenson continued to be above the 50th percentile of the Energy Benchmarking Survey, but at levels that resulted in the target total cash compensation for these named executive officers being within the 50th percentile competitive range for their benchmarked positions.  The respective EICP opportunities for Messrs. Boyle, Gillen, Meyer and Stephenson were established to keep their EICP opportunities competitive with the marketplace and aligned with our general philosophy of targeting the 50th percentile of market data, and also to adequately reward these executive officers for their successful attainment of their annual goals.  Mr. Taylor’s EICP opportunity was set below the 50th percentile competitive range upon his hiring in January 2008 for the same reasons discussed above regarding the setting of his initial base salary.

Weightings.  The 2008 EICP performance goals for the named executive officers related to (i) the corporate financial measures of diluted earnings per share (EPS) and cash flow from operations (CFFO), (ii) the financial measure of earnings before interest and taxes (EBIT) for our Generation and Commercial Operations and Transmission and Distribution business units and (iii) individual operational and strategic tasks related to each executive officer’s responsibilities.  The weighting of these 2008 EICP performance goals for our Chief Executive Officer was set by our Compensation Committee as follows:

EPS	CFFO	Generation and Commercial Operations EBIT	Transmission and Distribution EBIT	Individual Strategic
55%	15%	0%	0%	30%

The weighting of the 2008 EICP performance goals for each of the other named executive officers was set by our Compensation Committee as follows:

EPS	CFFO	Generation and Commercial Operations EBIT	Transmission and Distribution EBIT	Individual Operational/Strategic
45%	10%	10%	5%	30%

The Compensation Committee weighted the EICP goals more heavily toward corporate and business unit goals for 2008 (compared to the weightings established for 2007) to better align an executive officer’s performance with overall Company performance and to further encourage executive team-building.  Since our Chief Executive Officer is responsible for Company-wide performance, he did not have EBIT business unit financial goals.  The Compensation Committee believed that the weightings of the EICP performance goals for our Chief Executive Officer and other named executive officers would emphasize the Company’s objective of overall Company performance and at the same time continue to recognize and reward strong individual performance.

Corporate Financial Goals.  As noted above, EICP corporate financial goals for 2008 related to diluted earnings per share (EPS) and cash flow from operations (CFFO).  EPS is an indicator of a company’s net income and profitability from operations and CFFO is an indicator of how effectively a company generates cash from its operations.  The Compensation Committee approved using diluted earnings per share as a corporate financial goal for 2008 (rather than the basic earnings per share corporate financial goal used for 2007) because it believed that investors are more focused on earnings per share on a diluted basis when measuring Company performance and profitability.  Accordingly, the Compensation Committee approved the use of the diluted earnings per share corporate financial goal to better align this goal with the interests of our investors.  The Compensation Committee approved using the CFFO corporate financial goal (rather than the return on invested capital goal that was used for 2007) to diversify the financial performance measures of the EICP program.  A return on invested capital goal, similar to an EPS goal, is a function of net income of the Company.  Liquidity is also important for our Company and is of interest to our investors, and the use of the CFFO corporate financial measure was designed to emphasize those liquidity interests.  In the sum, the Compensation Committee believed that strong EPS and CFFO performance were important measures to gauge overall Company performance and to align named executive officer financial goals with shareholder interests in corporate profitability and liquidity.

EPS, for the Company’s purposes, is calculated as: “Earnings from continuing operations” for the reporting period divided by the “Average number of common shares outstanding — Diluted” for the reporting period.  The Company’s EPS for the 2008 reporting year can be calculated using the Company’s Consolidated Statements of Results of Operations for 2008, which are included in the 2008 audited financial statements of the Company filed with the SEC as part of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2008.  The Company’s CFFO for the 2008 reporting year is labeled as “Net cash provided by operating activities” in the Company’s Consolidated Statements of Cash Flows included as part of those audited financial statements.

The following table shows the EPS and CFFO financial goal measures used to measure 2008 performance under the EICP, the year-end results for the measures and the percentages of attainment of the financial goals.  Please note that these financial goal measures and results are provided in the limited context of the Company’s 2008 compensation program and should not be understood to be a statement of the Company’s expectations or estimates of results of operations or compensation goals for 2009 or any other year.

EPS and CFFO Financial Goals - 2008

Financial Goal	Threshold	Target	Maximum	Result	% Award Result

Diluted Earnings Per Share (EPS)	$1.90	$2.00	$2.10	$2.12	200%
Cash Flow From Operations (CFFO)	$369.5 million	$388.9 million	$408.3 million	$363.2 million	0%

Performance measures for the financial goals were developed and recommended by our CEO, with assistance from our former Chief Financial Officer and our Chief Accounting Officer, based on our 2008 corporate operating plan and our earnings guidance provided at the beginning of 2008 of $1.90 to $2.10 per diluted share.  Our Company increased its 2008 earnings guidance in April 2008, to $2.00 to $2.20 per diluted share, to reflect the timing of environmental allowance sales.  These sales positively impacted our resulting results of operations for 2008.

Business Unit Financial Goals.  The EBIT business unit financial goals established by the Compensation Committee under the EICP related to our Generation and Commercial Operations and Transmission and Distribution business units and were shared by all of our named executive officers except Mr. Barbas.  As described above, we focused Mr. Barbas’ financial goals as chief executive solely on the Company-wide performance measures of EPS and CFFO.  EBIT is an indicator of a company’s profitability from its operations and, for the Company’s purposes, is the Company’s earnings from continuing operations for a reporting period before interest expense and income tax expense for that reporting period.  Our Generation and Commercial Operations and Transmission and Distribution business units are central to the Company’s business, and the Compensation Committee believed that strong performance by named executive officers in achieving EBIT for these operational areas was important for overall Company performance.  These goals had threshold, target and maximum EBIT performance measures.  For each business unit EBIT financial goal, EBIT that was 5% below target performance would result in threshold payouts and EBIT that was 5% above target performance would result in maximum payouts, with the opportunity to achieve payouts between these set levels of performance.  The Generation and Commercial Operations EBIT financial goal for 2008 was met above threshold performance, at approximately 98% of target performance.  The threshold measure for the Transmission and Distribution EBIT financial goal was not achieved and therefore no incentive payment was made based on that goal.

CEO Individual Goals.  Individual goals for our CEO are established by the Compensation Committee after consultation with the CEO.  For 2008, our CEO’s individual goals consisted of three strategic tasks that the Compensation Committee determined were important for our CEO to achieve in 2008.  These strategic tasks consisted of developing and implementing our demand side management initiatives, addressing the passage and implementation of a new Ohio energy law that impacts how the Company’s principal subsidiary (DP&L) is regulated, and developing strategic initiatives for our Company.  The Compensation Committee measured our CEO’s strategic goals using a qualitative assessment of his performance.  The Compensation Committee determined that, on average, Mr. Barbas met his individual strategic goals at approximately 83% of target performance.

Individual Goals for Other NEOs.  The Compensation Committee believes that the CEO is in the best position to recommend executive officer individual goals that align with the strategic and functional responsibilities of these officers.  Annually, each executive officer (other than the CEO) submits his or her proposed goals to our CEO for his review.  Our CEO reviews these goals and then submits recommended individual goals for these executive officers to the Compensation Committee. For 2008, these individual goals consisted of strategic and operational tasks related to the named executive officers’ business areas. Our CEO and the Compensation Committee believed that these goals were important for 2008 Company performance and for also positioning the Company in 2008 for strong performance in future years.

Mr. Boyle had four strategic goals related to implementing a risk management system, developing financial data for the Company’s regulatory filings (including the Electric Security Plan that was filed by DP&L in compliance with Ohio’s new energy law), improving risk policy compliance and implementing agreements for the procurement and hedging of fuel.  The strategic goal related to fuel agreements was measured with set performance measures based on the timing of the agreement process.  Mr. Boyle’s other three strategic goals were measured using a qualitative assessment of the quality, success and functionality of the specific systems and data developed by Mr. Boyle.  The Compensation Committee determined that, on average, Mr. Boyle met his individual strategic goals at approximately 75% of target performance.

Mr. Gillen had three operational goals and two strategic goals.  The operational goals consisted of developing a strategy related to commodity bidding and achieving certain levels of return on invested cash (each of which had set performance measures based, respectively, on budget savings and percentage return) and a shared goal with Mr. Boyle of implementing a risk management system (measured using a qualitative performance assessment).  Mr. Gillen’s strategic goals consisted of implementing tax planning strategies (with set performance shares based on applicable effective tax rates) and a shared goal with our CEO of developing the Company’s strategic initiatives (measured using a qualitative performance assessment).  As previously noted, Mr. Gillen resigned from the Company in November 2008 and his performance under the EICP was not evaluated.

Mr. Meyer had three strategic goals related to the Company’s demand side management initiatives, addressing the passage and implementation of Ohio’s new energy legislation and developing a program to track Environmental Management activities (each of which was measured using a qualitative assessment of goal performance).  The Compensation Committee determined that, on average, Mr. Meyer met his individual strategic goals at approximately 83% of target performance.

Mr. Stephenson had four operational goals.  Three of these goals related to completing the Stuart Electric Generating Station scrubbers, regulatory and safety compliance and achieving generation availability (each of which had set performance measures based, respectively, on budget amounts and completion times, compliance metrics and availability target percentages).  Mr. Stephenson’s other operational goal related to working with the Company’s human resources department on a collective bargaining strategy and was measured using a qualitative performance assessment.  The Compensation Committee determined that, on average, Mr. Stephenson met his operational goals at approximately 101% of target performance.

Mr. Taylor had four operational goals related to settling legal claims (one of which had set performance measures based on settlement amounts and one of which was measured using a qualitative performance assessment), reducing legal costs (with set performance measures based on amounts reduced) and ensuring a compliant securities-related filing (which was measured using a qualitative performance assessment).  The Compensation Committee determined that, on average, Mr. Taylor met his operational goals at approximately 117% of target performance.

Award Determinations.  After the end of each fiscal year, an executive officer’s initial EICP value is calculated based on the performance of his or her established goals for the previous year.  The Compensation Committee then assigns each executive officer an individual contribution factor of between 0.5 and 1.5, which is used as a multiplier to reduce, maintain or increase the initial EICP value.  Our CEO recommends to the Compensation Committee the individual contribution factor for each of the other executive officers.  Use of individual contribution factors allows the Compensation Committee, in part, to recognize outstanding individual performance and the manner in which goals are accomplished (e.g., teamwork, reflecting our corporate values).

Messrs. Barbas, Stephenson and Taylor were each assigned an individual contribution factor of 1.0, resulting in no increase or decrease of their initial EICP value amounts.  Mr. Boyle was assigned an individual contribution factor of approximately 1.27 in recognition of his leadership throughout 2008 in the Company’s financial and accounting areas and his smooth transition in assuming the Chief Financial Officer and Treasurer roles.  Mr. Meyer was assigned an individual contribution factor of 1.5 in recognition of his leadership and success in developing and filing a comprehensive electric security plan required under Ohio’s new energy legislation.  These individual contribution factor assignments resulted in Mr. Boyle and

Mr. Meyer receiving additional bonus payments of $30,000 and $53,610, respectively, over and above their initial EICP value amounts. Due to his resignation, Mr. Gillen was not assigned an individual contribution factor.

The annual incentive award payments paid to the named executive officers (other than Mr. Gillen) based on their 2008 performance goals under the EICP are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.  The additional bonus payments paid to Mr. Boyle and Mr. Meyer are included under the “Bonus” column of the Summary Compensation Table.  Due to his resignation from the Company in November 2008, Mr. Gillen did not receive an EICP payment for 2008.

Long-Term Compensation Plans

Equity and Performance Incentive Plan.  The Company has an Equity and Performance Incentive Plan (“EPIP”) that was approved by our shareholders in 2006.  The EPIP authorizes various types of incentive based awards, including cash, performance shares, restricted stock and stock options.  The Compensation Committee provides opportunities to earn incentive based compensation and other long-term compensation under the EPIP to align executives’ interests with the interests of our shareholders, to promote teamwork among the participants toward accomplishment of long-term Company goals and to attract and retain executives by allowing them to share in the Company’s success.  Since its adoption, only restricted stock and performance shares have been awarded under the EPIP for executive officers.  Restricted stock is awarded directly under the EPIP from time to time and performance shares are awarded annually under our long-term incentive plan developed under the EPIP, as further discussed below.  All outstanding stock options previously granted under prior incentive plans or employment agreements were awarded with an exercise price equal to the fair market value of the common stock on the grant date.

The Compensation Committee grants restricted common stock under the EPIP from time to time to reward individual performance and promotions and as an attraction and retention device.  In May 2008, the Compensation Committee awarded Mr. Barbas 20,000 restricted shares and also created a restricted stock matching program for him.  The matching program grants to Mr. Barbas a two year period in which the Company agrees to match each share of Company common stock purchased by Mr. Barbas in the open market with a share of Company restricted stock, up to a maximum of 25,000 matching shares.  During 2008, Mr. Barbas purchased 9,000 Company common shares in the marketplace and was granted 9,000 matching shares of restricted stock.  The matching shares of restricted stock vest after three years if Mr. Barbas retains the shares he purchased in the market and remains employed by the Company or its subsidiaries.  These restricted stock grants were awarded to Mr. Barbas for his leadership as the Company’s President and CEO, as a retention tool by virtue of the restricted stock’s vesting requirements and to further align his interests with Company shareholders through increased stock ownership.  No other named executive officer received restricted stock awards during 2008.

Long-Term Incentive Plan.  The Compensation Committee uses our Long-Term Incentive Plan (the “LTIP”) developed under the EPIP to motivate and reward executive officers for long-term Company performance.  The Compensation Committee grants performance share awards annually under the LTIP.  The Compensation Committee believes that awards under the LTIP provide a clear link to the long-term interests of shareholders, because awards are paid only if the Company realizes superior shareholder return performance relative to comparable energy companies over a multi-year period.  The multi-year performance time period also serves as an effective retention device.

Pursuant to the terms of the LTIP, LTIP awards are based on the Company’s total shareholder return relative to a composite of energy industry peers over a three-year period. Total shareholder return is determined by measuring the appreciation of the Company’s share price over a three-year period, adding the value of dividends declared and paid over that time period and then dividing that amount by the Company’s share price at the beginning of the time period.  Total shareholder return relative to our peers is used because the Compensation Committee believes that it effectively measures the benefit that the Company’s shareholders realize on their investment in our common stock compared to investment opportunities in other similar companies and provides an effective link between pay and long-term performance.  The LTIP program motivates the executive officer to increase total shareholder return to enhance his or her overall compensation under the program.  Not only is the LTIP earned in shares of Company common stock, but an executive officer will earn more common shares as our total shareholder return increases compared to our peers.  As a result, the LTIP effectively aligns the executive officers’ interests with those of our shareholders.

Under the LTIP, a new three-year cycle begins each year.  At the end of every three-year cycle, our total shareholder return is compared with a group of peer utilities to determine the number of shares earned relative to a predetermined payout schedule.  We have historically used the utilities in the Standard & Poor’s 1500 Utility Index as a comparator group for our LTIP payout schedule.  After consulting with Towers Perrin, management recommended, and the Compensation Committee approved, using a more appropriate group of peer companies to measure long-term company performance under the LTIP.  The companies in this new comparator group are primarily electric utilities of relatively similar size and similar strategic positioning to our Company, and are companies that the Company competes with in the capital markets.  The Compensation Committee believes that comparison to these companies will provide a better indicator of relative long-term performance of the Company.  This new comparator group was effective for LTIP cycles commencing with the 2008-2010 LTIP cycle.  The table below sets forth the individual companies that are currently included in this new comparator group:

ALLETE, Inc.	El Paso Electric Company	Northwestern Corporation	SCANA Corporation
Alliant Energy Corporation	Great Plains Energy Incorporated	NSTAR	TECO Energy, Inc.
Avista Corp.	Hawaiian Electric Industries, Inc.	NV Energy, Inc.	Unisource Energy Corporation
Black Hills Corporation	IDACORP, Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
Cleco Corporation	Integrys Energy Group, Inc.	Pinnacle West Capital Corporation	Wisconsin Energy Corporation
CMS Energy Corporation	Northeast Utilities	Portland General Electric Company

Payouts under the LTIP are made at the conclusion of each three-year cycle.  With the assistance of Towers Perrin, the Compensation Committee determined the payout schedule set forth below for the 2008-2010 LTIP cycle based on our goal of linking pay to long-term performance of the Company.  This payout schedule has been consistently used for each three year cycle since the adoption of the current LTIP in 2006.

LTIP Payout Schedule

Percentile Rank Versus Peers	% of Target Shares Earned
90th percentile	200%
75th percentile	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

For an executive officer to receive any performance shares, our total shareholder return for the cycle must place the Company at or above the 40th percentile of the LTIP comparator group of companies.  LTIP participants may receive a portion of their target performance shares between set levels of performance above the 40th percentile.

Under the LTIP, each participating executive officer receives a target LTIP opportunity as a percentage of base salary.  In 2008, the Compensation Committee established target opportunities for the 2008-2010 LTIP cycle for the named executive officers as set forth in the table below.  Upon his hiring in January 2008, Mr. Taylor also received pro-rated performance share awards for the 2006-2008 LTIP cycle and the 2007-2009 LTIP cycle based on the target opportunity set forth in the table below for him.

Mr. Barbas	125%
Mr. Boyle	40%
Mr. Gillen	100%
Mr. Meyer	50%
Mr. Stephenson	75%
Mr. Taylor	75%

Each of the named executive officers’ target LTIP opportunities and target total direct compensation (combination of target total cash compensation and target LTIP opportunities) were benchmarked by Towers Perrin against market data.  Generally, the market data showed increases in competitive target LTIP opportunities and target total direct compensation for the positions held by our named executive officers.  The Compensation Committee established 2008-2010 LTIP opportunities that, consistent with our philosophy of targeting the 50th percentile of market data, resulted in the target total direct compensation for each named executive officer (except Mr. Taylor who was hired in January 2008) being within the 50th percentile competitive range of the market data.

As a result, the 2008-2010 LTIP cycle opportunities for Messrs. Barbas, Gillen and Stephenson were increased from their prior levels but remained below the 50th percentile of the market data.  The 2008-2010 LTIP cycle opportunities for Messrs. Boyle and Meyer were unchanged from their prior levels.  The market 50th percentile LTIP opportunity for Mr. Boyle’s position increased significantly from the prior year based on the use of blended energy and general industry market data and market changes.  As a result, Mr. Boyle’s existing LTIP opportunity level fell below the 50th percentile of the new market data.  Despite the increase in market LTIP opportunities for Mr. Boyle’s position, the Compensation Committee felt that Mr. Boyle’s existing LTIP opportunity level and target total direct compensation adequately reflected his experience and position with the Company at that time and left his LTIP opportunity unchanged at 40%.  Mr. Meyer’s LTIP opportunity continued to be above the 50th percentile of the market data, but at the level that the Compensation Committee believed was appropriate for Mr. Meyer given his experience and roles with the Company, the range of LTIP opportunities for the Company’s other executive officers and his target total direct compensation remaining within the 50th percentile competitive range of market data.  The LTIP opportunity percentage for Mr. Taylor was set below the 50th percentile for the same reasons discussed above with respect to setting his initial base salary.

The executive officers’ LTIP opportunities were multiplied by their annual base salaries to get target LTIP values.  The target LTIP values were then divided by the closing market price of the Company’s shares of common stock on the date immediately preceding the grant date to calculate the number of target performance shares that could be earned at the end of the 2008-2010 LTIP cycle.  The target number of performance shares for the 2008-2010 LTIP cycle that each of the named executive officers (other than Mr. Gillen) may earn at the end of the cycle is as follows:  Mr. Barbas — 27,574 performance shares; Mr. Boyle — 3,357 performance shares; Mr. Meyer — 4,698 performance shares; Mr. Stephenson — 8,524 performance shares; and Mr. Taylor — 7,777 performance shares.  Due to his resignation from the Company in November 2008, Mr. Gillen’s 2008-2010 LTIP cycle award was forfeited.

To determine the actual number of performance shares earned at the end of a cycle, the Company’s total shareholder return at the end of the cycle is compared against the payout schedule for that cycle.  The 2006-2008 LTIP cycle ended on December 31, 2008.  Our relative total shareholder return performance for the 2006-2008 cycle was below the 40th percentile.  This performance resulted in no performance shares being earned for the 2006-2008 LTIP cycle.

Management Stock Incentive Plan.  We have maintained a Management Stock Incentive Plan (the “MSIP”) for key employees selected by the Compensation Committee under which stock incentive units were granted to MSIP participants.  Although these awards were discontinued in 2000, Mr. Meyer received a cash payout in 2008 pursuant to MSIP awards granted to him from 1997 to 2000 that vest and are paid out in equal installments from 2003 to 2010.  This cash payment to Mr. Meyer in 2008 is included under the “All Other Compensation” column of the Summary Compensation Table on page 40.  The MSIP is discussed further in the narrative following that table.

Severance Pay and Change of Control Plan

We have a Severance Pay and Change of Control Plan.  This plan provides benefits to certain executive officers, including the named executive officers, when their employment is terminated under certain circumstances, including prior to or after a change of control of the Company.  Prior to the adoption of this plan, the manner in which each executive officer would be compensated either as a result of a voluntary or involuntary termination or upon a change of control varied and was based on negotiated terms in individual employment agreements and/or change of control agreements.  We believe that a severance pay and change of control plan is important for the recruitment and retention of executive officers because many energy companies have similar plans or agreements for their executives.  We also believe it is important to provide severance payments to bring certainty and clarity when a separation from service occurs.  In addition, because executive officers are vulnerable to discharge upon a change of control, a provision in the Severance Pay and Change of Control Plan covering a change of control helps to ensure continued employment and dedication of our executive officers despite the concerns they may have regarding their own continued employment before or after a change of control.  To reduce these concerns, our current plan offers executive officers certain market competitive multiples of compensation and benefits in the event of termination in the context of a change of control.

The Company’s severance and change of control arrangements are established separately from, and do not affect, our other compensation elements.  We seek to offer severance and change of control benefits and terms that are common and competitive in the marketplace and that accomplish our purposes discussed above.  Mr. Gillen was not entitled to any payments or benefits under the Severance and Change of Control Plan upon his resignation in November 2008.  However, to ensure certainty and clarity with respect to Mr. Gillen’s resignation, and to secure his assistance in effectively transitioning his duties to his successor, the Company agreed to pay Mr. Gillen a payment in the amount of $194,175.  This payment is included for Mr. Gillen under the “All Other Compensation” column of the Summary Compensation Table on page 40 and further described on page 56 of this Proxy Statement.   Information about the Severance Pay and Change of Control Plan and the amounts of estimated payments and other benefits that could be received by our named executive officers (other than Mr. Gillen) under the plan is located starting on page 51.

Benefits and Perquisites

Supplemental Executive Defined Contribution Retirement Plan.  We maintain a Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”) to provide retirement benefits to our executive officers that are lost due to tax regulations which limit executive officer participation in our qualified defined benefit retirement plan (“DP&L Retirement Income Plan”) available to all employees.   We maintain the SEDCRP for attraction and retention purposes and believe that our SEDCRP, as a defined contribution plan, is consistent with emerging trends in the marketplace relative to retirement plan design.  A description of the SEDCRP is located in the narrative on page 49 following the “Nonqualified Deferred Compensation — 2008” table.

Pension Restoration Plan.  The Company maintains a Pension Restoration Plan that restores benefits under the DP&L Retirement Income Plan to an executive officer that are lost due to the executive officer’s election to defer base salary into the Company’s deferred compensation plans.  The Pension Restoration Plan was adopted to provide make-up benefits to executive officers who otherwise would have received a reduced benefit from the DP&L Retirement Income Plan.

Executive Cash Perquisite Allowance.  For attraction and retention purposes, the Company pays executive officers a cash perquisite allowance of $20,000 per year.  An executive officer may use the cash perquisite allowance to purchase the perquisites that he or she desires, such as financial planning, annual physicals, additional life insurance or disability benefits.  The Compensation Committee determined that this cash allowance amount was reasonable and consistent with perquisites offered to executive officers of other energy companies.

Deferred Compensation Plans for Executive Officers.  The Company maintains plans that allow a select group of highly compensated employees, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation payments.  We believe that providing these types of plans is an important recruitment and retention tool that can be provided by the Company at a relatively low cost.  A description of our deferred compensation plans for executive officers is located in the narrative starting on page 49 following the “Nonqualified Deferred Compensation - 2008” table.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board of Directors its inclusion into the 2009 Proxy Statement for submission to all shareholders.

The Compensation Committee is pleased to submit this report to the Company’s shareholders.

Members of the Compensation Committee:

Paul R. Bishop, Chair
Barbara S. Graham, Vice Chair
Glenn E. Harder
Lester L. Lyles
Pamela B. Morris

Appendix A

Benchmarking Survey Companies

Towers Perrin 2007 Energy Services Executive Database

AGL Resources	Duke Energy	Mirant	Public Service Enterprise Group
Allegheny Energy	Dynegy	National Fuel Gas	Puget Energy
Allete	E.ON U.S.	New York Power Authority	Salt River Project
Alliant Energy	Edison International	Nicor	Santee Cooper
Ameren	El Paso	Northeast Utilities	SCANA
American Electric Power	Enbridge Energy	NorthWestern Energy	Sempra Energy
Areva NP	Energen	NRG Energy	Southern Company
Ashmore Energy International	Energy Northwest	NSTAR	Southern Union Company Spectra Energy
Atmos Energy	Enron	Nuclear Management	STP Nuclear Operating
Avista	Entergy	NW Natural	SUEZ Energy North America
Black Hills	EPCO	OGE Energy	Targa Resources
California Independent System Operator	Equitable Resources		Tennessee Valley Authority
Calpine	Eugene Water & Electric Board	Omaha Public Power	TransCanada
CenterPoint Energy	Exelon	ONEOK	TXU
Cleco	FirstEnergy	Otter Tail	UIL Holdings
CMS Energy	FPL Group	Pacific Gas & Electric	UniSource Energy
Colorado Springs Utilities	Great Plains Energy	PacifiCorp	Unitil
Consolidated Edison	IDACORP	Pepco Holdings	USEC
Constellation Energy	JEA	Pinnacle West Capital	Westar Energy
Covanta Energy	KAPL	PNM Resources	Williams Companies
DKRW Energy	Lower Colorado River Authority	Portland General Electric	Wisconsin Energy
Dominion Resources	MDU Resources	PPL	Xcel Energy
DTE Energy	MGE Energy	Progress Energy

Towers Perrin 2007 Survey of Energy Marketing and Trading Positions

ACES Power Marketing	ConocoPhillips	Integrys Energy Group	Reliant Resources
AET Inc. Limited	Constellation Energy	Koch Industries	Salt River Project
AGL Resources	Devon Energy	Lower Colorado River Authority	Samson
Allegheny Energy	Dominion Resources	Lyondell Chemical	Shell US Gas & Power
American Electric Power	DTE Energy	Macquarie Cook Energy	Southern California Edison
Anadarko Petroleum	Duke Energy	Marathon Oil	Southern Company
Apache	Dynegy	Mirant	Sprague Energy Corp.
Atmos Energy	Edison Mission Energy	Nexen Inc.	Stena Bulk LLC
BG US Services	El Paso	Nicor	SUEZ Energy North America
BP America	Enbridge Energy	NRG Energy	Sunoco
Calpine	EnCana Oil & Gas USA	Occidental Petroleum	Tesoro
Cargill	E.ON U.S.	OGE Energy	Total Gas & Power
CenterPoint Energy	EPCO	ONEOK	TransCanada
Chevron	Exelon	PNM Resources, Inc	TXU
CHS	Ferrellgas	PPL	Westar Energy
CITGO Petroleum	FPL Group	PPM Energy	Williams Energy Services
ConAgra	Hess	Proliance Energy	Xcel Energy

Appendix B

General Benchmarking Survey Companies

Towers Perrin 2007 General Industry Executive Database

3M	Ball	Clorox	Experian Americas
7-Eleven	Barr Laboratories	COACH	Express Scripts
A.O. Smith	Barrick Gold of North America	Coca-Cola	Fairchild Controls
A.T. Cross	Battelle Memorial Institute	Colgate-Palmolive	FANUC Robotics America
Abbott Laboratories	Baxter International	Combe	Ferrero USA
Accenture	Bayor CropScience	Comfort Systems USA	Fleetwood Enterprises
ACH Food	Beckman Coulter	ConAgra Foods	Fluor
Advanced Medical Optics	Benjamin Moore	Connell	Ford
Advanced Micro Devices	Best Buy	Constar International	Forest Laboratories
Aerojet	BIC	Constellation Brands	Fortune Brands
Agilent Technologies	Big Lots	Continental Automotive Systems	Foster Wheeler
Agrium U.S.	Black & Decker	Cooper Tire & Rubber	Freightliner
Air Products and Chemicals	Blockbuster	Corporate Express	G&K Services
Alcoa	Bob Evans Farms	Cox Enterprises	Gap
Alcon Laboratories	Boehringer Ingelheim	Crown Castle	GATX
Alexander & Baldwin	Boeing	CSX	Genentech
Allergan	Booz, Allen & Hamilton	Cubic	General Dynamics
Alliant Techsystems	Boston Scientific	Cushman & Wakefield	General Mills
Alstom Power	Bovis Lend Lease	Dade Behring	General Motors
Altana Pharma	Bracco Diagnostics	DaimlerChrysler	Genzyme
Alticor	Brady	Dell	Getty Images
Altria Group	Bristol-Myers Squibb	Dentsply	Gilead Sciences
America Online	Bunge	Diageo North America	GlaxoSmithKline
American Greetings	Burger King	DIRECTV	Global Crossing
American Standard	Burlington Northern Santa Fe	Discovery Communications	Goodrich
AmerisourceBergen	Cadbury Schweppes North America	Dollar Thrifty Automotive Group	Goodyear Tire & Rubber
Amgen	Callaway Golf	Donaldson	Gorton’s
Amplifon USA	Cameron International	Dow Chemical	GTECH
Angiotech Pharmaceuticals	Canon USA	Dow Jones	H Enterprises International
Anheuser-Busch	Cardinal Health	DuPont	H.B. Fuller
Ann Taylor Stores	Carestream Health	Dynea USA	Harley-Davidson
APAC Customer Services	Cargill	Eastman Chemical	Harman International Industries
Apple Computer	Carpenter Technology	Eastman Kodak	Harsco
Applera	Caterpillar	Eaton	Hasbro
Appleton Papers	Celestica	eBay	Hayes-Lemmerz
ARAMARK	Celgene	Ecolab	HBO
Arctic Cat	Cephalon	EDO	Henkel
Armstrong World Industries	Ceridian	EDS	Hercules
ArvinMeritor	CGI	eFunds	Hershey Foods
Arysta LifeScience NorthAmerica	CH2M Hill	Eisai	Hess
AstraZeneca	Chemtura	Eli Lilly	Hewlett-Packard
AT&T	Chesapeake	Embarq	High Liner Foods USA
Automatic Data Processing	Chiquita Brands	EMC	Hilton Hotels
Avaya	CHS	EMCOR Group	HNI
Avery Dennison	Ciba Specialty Chemicals	Emerson	HNTB
Avis Budget Group	Cincinnati Bell	EnCana Oil & Gas USA	Hoffmann-La Roche
BAE Systems-CNI Division	CITGO Petroleum	Equifax	Honeywell
BAE Systems	Clarke American Checks	Essilor of America	Hospira

Hovanian Enterprises	McGraw Hill	Procter & Gamble	Tesoro
Hyatt Hotels	MDC Holdings	Proquest	Texas Instruments
IBM	MDS Pharma Services	Pulte Homes	Textron
IDEX	MeadWestvaco	Purdue Pharma	Thomas & Betts
IKON Office Solutions	Medco Health Solutions	QUALCOMM	Thomson
Ingersoll Rand	Media General	Quest Diagnostics	Tiffany
Insituform Technologies	MedIumme	Quintiles	Time Warner
Intel	Medtronic	Qwest Communications	Time Warner Cable
InterContinental Hotels Group	Merck	Respironics	Toro
International Flavors & Fragrances	Milacron	Reynolds American	Tribune
International Game Technology	Millennium Pharmaceuticals	Rich Products	Trinity Industries
International Paper	Millipore	Rio Tinto	Tupperware
Invitrogen	Molson Coors Brewing	RISO	Tyco Electronics
Iron Mountain	Monsanto	Robert Bosch	Tyco Healthcare
Irving Oil	Mosaic	Roche Palo Alto	UCB
Itochu International	Motorola	Rockwell Automation	Unilever United States
J.C. Penney Company	MSC Industrial Direct	Rockwell Collins	Union Pacific
J.M. Smucker	National Semiconductor	Rohm & Haas	Unisys
J.R. Simplot	National Starch & Chemical	S.C. Johnson	United Airlines
Jack in the Box	NCS Pearson	SAIC	United Parcel Service
Jacobs Engineering	Nestle USA	Sanofi-Aventis	United Rentals
Jarden	New York Times	Schering-Plough	United States Cellular
JM Family	NIKE	Schneider Electric	United States Steel
Johns-Manville	Nokia	Schwan’s	United Technologies
Johnson & Johnson	Norcal Waste Systems	Scotts Miracle Gro	USG
Johnson Controls	Norfolk Southern	Seagate Technology	Valero Energy
Kaman Industrial Technologies	Nortel Networks	Securitas Security Services USA	Valmont Industries
Kellogg	Northrop Grumman	SENCORP	Verizon
Kelly Services	Northwest Airlines	Sensata Technologies	Verizon Wireless
Kennametal	Novartis	Sherwin-Williams	VF
Kimberly-Clark	Novartis Consumer Health	Siemens	Viacom
King Pharmaceuticals	Novartis Pharmaceuticals	Sirius Satellite Radio	Viad
Koch Industries	Novo Nordisk Pharmaceuticals	SIRVA	Vistar
Kohler	Occidental Petroleum	Smurfit-Stone Container	Visteon
Kohl’s	Omnova Solutions	Sodexho	Vulcan Materials
L-3 Communications	Oracle	Sonoco Products	W.R. Grace
Lafarge North America	Owens Corning	Sports Authority	W.W. Grainger
Land O’Lakes	Owens-Illinois	SprintNextel	Walt Disney
Leggett & Platt	Panasonic of North America	St. Joe Company	Watson Pharmaceuticals
Level 3 Communications	Parsons	Staples	Wayne Farms
Lexmark International	PepsiCo	Starbucks	Wendy’s International
Longs Drug Stores	PerkinElmer	Starwood Hotels & Resorts	Western Union
Lorillard	Pernod Ricard USA	Steelcase	Westinghouse Savannah River
Louisiana-Pacific	Pfizer	Stryker	Weyerhaeuser
Macy’s	Pharmion	Sun Microsystems	Whirlpool
Magellan Midstream Partners	Phelps Dodge	SunGard Data Systems	Williams-Sonoma
Makino	Pitney Bowes	Sunoco	Winnebago Industries
Marriott International	Plexus	Sybron Dental Specialties	Wm. Wrigley Jr.
Martin Marietta Materials	Plum Creek Timber	TAP Pharmaceuticals	Wyeth
Mary Kay	PolyOne	Tektronix	Wyndham Worldwide
Masco	Powerwave Technologies	TeleTech Holdings	Xerox
Mattel	PPG Industries	Terex	Yum! Brands
McDonald’s	Praxair	Terra Industries

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer who served in that capacity through November 2008, and each of our next three most highly compensated executive officers for the 2008 fiscal year (collectively, the “named executive officers”).  Compensation information for a particular year is given only for those individuals who were named executive officers for that year.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (6)	Total
Paul M. Barbas	2008	$574,423	$0	$798,822	$593,000	$22,162		$209,284	$2,197,691
President & CEO	2007	$520,385	$0	$556,202	$492,000	$0		$211,899	$1,780,486
	2006	$101,538	$150,000	$91,080	$0	$0		$233,811	$576,429

Frederick J. Boyle
SVP, CFO, Treasurer
& Controller	2008	$236,677	$30,000	$70,870	$111,700	$23,295		$48,871	$521,413

John J. Gillen	2008	$364,308	$0	$(284,261)	$0	$0	(5)	$304,970	$385,017
Former SVP, CFO &	2007	$350,246	$0	$419,106	$368,951	$32,771		$181,721	$1,352,795
Treasurer	2006	$329,846	$0	$489,563	$339,892	$15,566		$190,816	$1,365,683

Arthur G. Meyer	2008	$246,700	$53,610	$116,001	$107,220	$100,780		$144,120	$768,431
SVP, Corp. & Reg.
Affairs	2007	$234,041	$0	$129,917	$128,200	$75,814		$181,666	$749,638

Gary G. Stephenson	2008	$298,631	$0	$251,020	$193,321	$14,588		$69,674	$827,234
SVP, Generation &	2007	$274,443	$0	$265,734	$309,675	$16,277		$71,170	$937,299
Marketing	2006	$252,699	$0	$299,855	$273,621	$9,216		$73,205	$908,596

Douglas C. Taylor
SVP, General
Counsel & Corporate
Development	2008	$264,423	$0	$159,518	$164,502	$0		$119,717	$708,160

(1)          The amount under this column for Mr. Barbas reflects a cash signing bonus paid to Mr. Barbas in connection with his hiring by the Company.  The amounts under this column for Mr. Boyle and Mr. Meyer reflect additional performance-based bonus amounts that are over and above the amounts earned under our annual non-equity incentive plan (our Executive Incentive Compensation Plan or EICP) for meeting EICP performance goals.

(2)          Represents the expense recognized for financial statement reporting purposes for the applicable fiscal year reported in this table in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”), for stock awards granted in that year and in prior years.  This valuation is consistent with amounts we have recorded in our financial statements filed with our Annual Report on Form 10-K less the amounts accounted for in the financial statements for the estimate of forfeitures related to service-based vesting conditions.  See Note 11 to the Company’s financial statements that were filed with the SEC February 27, 2009, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for a discussion of the assumptions made in determining the valuations reported for 2006, 2007 and 2008.  Due to his resignation from the Company in November 2008, Mr. Gillen forfeited all of his outstanding stock awards.  The supplemental table set forth below lists (i) each of Mr. Gillen’s forfeited stock awards, (ii) the date that the award had been granted, (iii) the award’s FAS 123(R) grant date fair value, (iv) the amount of the award’s expense that had been recognized for purposes of our financial statements during 2006, 2007 and 2008 prior to Mr. Gillen’s resignation and (v) the amount of the award’s expense that was reversed for purposes of our 2008 financial statements upon Mr. Gillen’s resignation.  Subtracting the total amount of FAS 123(R) expense reversed in 2008 for Mr. Gillen’s forfeited stock awards ($644,149) from the total amount of FAS 123(R) expense that had been recognized in 2008 for these stock awards prior to Mr. Gillen’s resignation ($359,888) results in the amount of FAS 123(R) expense reflected in the Stock Awards column of the Summary Compensation Table for Mr. Gillen for 2008 (negative $284,261).

Forfeited Stock Award	Grant Date	Grant Date Fair Value	FAS 123(R) Expense (2006)		FAS 123(R) Expense (2007)		FAS 123(R) Expense (2008)		FAS 123(R) Expense Reversed (2008)
Restricted Stock (11,400 shares)	4/27/07	$362,064	N/A			$90,516		$100,573		$191,089
2008-2010 LTIP Cycle Performance Shares (14,517 target shares)	2/21/08	$334,327	N/A		N/A			$85,970		$0
2007-2009 LTIP Cycle Performance Shares (9,825 target shares)	2/19/07	$347,019	N/A			$109,063		$99,148		$208,211
2006-2008 LTIP Cycle Performance Shares (10,085 target shares)	2/22/06	$259,689	$81,616			$89,036		$74,197		$244,849
			Total:	$81,616	Total:	$288,615	Total:	$359,888	Total:	$644,149

(3)          Amounts shown here include cash awards earned by named executive officers for meeting pre-established performance measures under our Executive Incentive Compensation Plan (“EICP”), and a $85,300 cash award under our prior cash-based long-term incentive plan paid to Mr. Gillen and Mr. Stephenson in each of 2006 and 2007.  Mr. Barbas was hired in October 2006, but was not eligible to participate in the EICP until 2007.  Due to his resignation from the Company in November 2008, Mr. Gillen was not paid an EICP annual incentive payment for 2008.

(4)          The amounts shown here reflect the aggregate increase in the actuarial value of the named executive officer’s benefits under all pension plans established by the Company determined using assumptions consistent with those used in the Company’s financial statements.  The Company did not provide above market or preferential earnings on nonqualified deferred compensation in 2006, 2007 or 2008.

(5)          The aggregate change in the actuarial value of Mr. Gillen’s benefits under all Company pension plans for 2008 was negative $48,337.  Pursuant to SEC rules, if a change in pension value is negative, the negative amount is not disclosed in the Summary Compensation Table.

(6)          See the two supplemental tables set forth below for a description of the amounts shown here for 2008.   Detailed information about “All Other Compensation” for 2007 and 2006 can be found in our prior Proxy Statements filed with the SEC for those years.

The following supplemental table sets forth the compensation elements of the 2008 “All Other Compensation” column of the Summary Compensation Table.

All Other Compensation — 2008

Name	Perquisites & Other Personal Benefits (a)	Reimbursements of Taxes (b)	Payments/ Accruals on Termination	Registrant Contribution to Defined Contribution Plans (c)	Dividends Paid on Restricted Stock (d)	MSIP (e)	Total
Paul M. Barbas	$23,933	$1,276	$0	$144,200	$39,875	$0	$209,284
Frederick J. Boyle	$20,278	$88	$0	$28,505	$0	$0	$48,871
John J. Gillen	$74,036	$22,219	$194,175	$2,000	$12,540	$0	$304,970
Arthur G. Meyer	$22,178	$88	$0	$29,005	$0	$92,849	$144,120
Gary G. Stephenson	$20,178	$88	$0	$41,708	$7,700	$0	$69,674
Douglas C. Taylor	$64,930	$21,362	$0	$33,425	$0	$0	$119,717

(a)          See details for this column in the “Perquisites and Other Personal Benefits – 2008” supplemental table set forth below.

(b)         Represents amounts for reimbursements of taxes owed with respect to certain perquisites and personal benefits.

(c)          Includes (i) for each named executive officer, the maximum annual $2,000 matching contribution paid by the Company under the Company’s qualified defined contribution plan, which plan and matching benefit are available to all Company employees and (ii) for each named executive officer, except Mr. Gillen who resigned from the Company in November 2008, the Company’s 2008 contribution to the Supplemental Executive Defined Contribution Retirement Plan.

(d)         Represents dividends paid on unvested restricted stock awards that were not factored into the grant date fair value of the awards.

(e)          Represents a cash payout in 2008 under our Management Stock Incentive Plan for awards granted in prior years that vest and are paid out in cash ratably over a period of five years beginning in the sixth year from the year of grant.

The following supplemental table sets forth a summary of the perquisites and other personal benefits paid to named executive officers in 2008 and included in the “All Other Compensation - 2008” supplemental table above.

Perquisites and Other Personal Benefits – 2008

Name	Perquisite Allowance	Temporary Living Costs (i)	Relocation Costs (i)	Spousal Personal Charter Flights (i)	Spousal Food and Beverage Expense (i)	Commuting Flights (i)	Personal Use of Company Car (i)(ii)	Charitable Contribution Matches (iii)	Gifts (i)	Total
Paul M. Barbas	$20,000	$0	$0	$1,339	$416	$0	$0	$2,000	$178	$23,933
Frederick J. Boyle	$20,000	$0	$0	$0	$0	$0	$0	$100	$178	$20,278
John J. Gillen	$20,000	$22,306	$0	$0	$0	$25,681	$4,549	$1,500	$0	$74,036
Arthur G. Meyer	$20,000	$0	$0	$0	$0	$0	$0	$2,000	$178	$22,178
Gary G. Stephenson	$20,000	$0	$0	$0	$0	$0	$0	$0	$178	$20,178
Douglas C. Taylor	$20,000	$0	$44,206	$377	$169	$0	$0	$0	$178	$64,930

(i)                       Amounts reflect actual out-of-pocket costs paid by the Company or paid by the individual and reimbursed by the Company.

(ii)                    Amounts reflect mileage reimbursement amounts paid to the named executive officer based on the Internal Revenue Service 2008 optional standard mileage rate in effect at the time of reimbursement, plus maintenance and depreciation expenses incurred by the Company.

(iii)                 Amounts reflect charitable matching contributions by the Company pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year.

Participation Agreements to Executive Officer Compensation Program.

As indicated in the “Compensation Discussion and Analysis” section of this Proxy Statement starting on page 20, the key components of compensation paid to Company executive officers that are reflected in the Summary Compensation Table were established under our executive officer compensation program that was adopted in 2006.  The executive officer compensation program and its key components, such as our Executive Incentive Compensation Plan (EICP) and Long-Term Incentive Plan (LTIP), are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

All executive officers, including the named executive officers, sign Participation Agreements electing to participate in the Company’s executive officer compensation program.  As a condition to participation in the program, each executive officer agrees not to, during his or her employment and for a period of two years following termination of employment, solicit Company employees, interfere with the Company’s employee relationships or solicit the Company’s retail customers.  Under their Participation Agreements, certain named executive officers waived certain rights, and retained certain other rights, under their pre-existing employment agreements and/or other agreements.

Mr. Barbas signed a Participation Agreement on September 8, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  Mr. Barbas’ Participation Agreement also granted him a $150,000 signing bonus and reimbursement for expenses associated with his relocation to the Dayton, Ohio area.

Mr. Boyle signed a Participation Agreement on June 30, 2006, which granted to him the opportunity to participate in our executive officer compensation program.

Mr. Gillen signed a Participation Agreement on June 29, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  In consideration of his agreement to waive his rights under a pre-existing employment agreement, Mr. Gillen was permitted at that time to keep the following pre-existing compensation and benefits:

•                  The right to receive certain relocation and commuting benefits to the Dayton, Ohio area and temporary living benefits.

•                  The option to purchase up to 30,000 Company common shares at an exercise price of $25.00 per share pursuant to a Management Stock Option Agreement dated December 29, 2004.

•                  The right to receive from the Company an option to purchase up to 20,000 Company common shares upon the earlier of the date Mr. Gillen relocates his primary residence and his family to the Dayton, Ohio area or a change of control of the Company.

•                  The right to receive amounts payable under our prior cash-based long-term incentive plan that were awarded in prior years and were payable as the amounts vest.  Our prior cash-based Long-Term Incentive Plan is described further below.

Mr. Meyer signed a Participation Agreement on March 6, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  In consideration of his agreement to waive his rights under pre-existing employment and letter agreements, Mr. Meyer was permitted at that time to keep the following pre-existing compensation and benefits:

•                  The right to receive amounts payable under our Management Stock Incentive Plan, subject to certain non-competition and confidentiality obligations.  Our Management Stock Incentive Plan is described further below.

•                  The right to receive Company-paid lifetime medical coverage for himself and his family upon his resignation or termination of employment with the Company.

•                  The right to receive certain supplemental retirement benefits awarded to him in previous years under a prior Supplemental Executive Retirement Plan of the Company.

•                  The option to purchase up to 50,000 Company common shares at an exercise price of $29.625 per share pursuant to a Management Stock Option Agreement dated January 1, 2001.

Mr. Stephenson signed a Participation Agreement on February 27, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  In consideration of his agreement to waive his rights under a pre-existing employment agreement, Mr. Stephenson was permitted at that time to keep his right to receive amounts payable under our prior cash-based long-term incentive plan.

Mr. Taylor signed a Participation Agreement on January 2, 2008, which granted to him the opportunity to participate in our executive officer compensation program.  In addition, Mr. Taylor was entitled to receive reimbursement for his costs in relocating to the Dayton, Ohio area upon his hiring.

Prior Cash-Based Long-Term Incentive Plan.

Mr. Gillen and Mr. Stephenson were entitled to receive cash payments in 2006 and 2007 under the Company’s prior cash-based long-term incentive plan (“Old LTIP”) based on Old LTIP awards granted in prior years.  The Old LTIP was replaced by our current LTIP in 2006, which is described in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Similar to our current LTIP, awards under the Old LTIP were conditioned on the total shareholder return of the Company compared to a group of other energy companies over a three-year time-period.  An individual was granted an award under the Old LTIP at the beginning of a three-year cycle and the award was earned at the end of the cycle based on relative performance during the cycle.  The resulting award vested and was paid in equal installments of cash over a three-year time period.  An individual generally had to be employed by the Company or its subsidiaries at the end of the applicable fiscal year to receive his cash award payment.  The last payments payable under the Old LTIP were based on awards granted for the 2003-2005 cycle that vested in equal installments in 2005, 2006 and 2007.  Cash payments under the Old LTIP are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for years 2006 and 2007.

Management Stock Incentive Plan.

Mr. Meyer is a participant in a Management Stock Incentive Plan (“MSIP”) maintained by the Company.   Under the MSIP, stock incentive units (“SIUs”) were granted by the Compensation Committee to MSIP participants.  Each SIU represented one Company common share.  SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of our Chief Executive Officer or the Compensation Committee).  Earned SIUs were credited to a participant’s account under the MSIP and were entitled to dividends like our common shares, which were reinvested as additional SIUs.

New awards, and future dividends on all awards, under the MSIP were discontinued in 2000.  MSIP awards become vested, and are paid out in cash, ratably over a period of years beginning in the sixth year from the year of grant.  The actual payout of an award is calculated using an average of the month-end closing Company stock price for the three months preceding the payment date.  An individual generally must be employed by the Company on the vesting date in order to receive a vested MSIP award.  Mr. Meyer has received cash payouts pursuant to awards previously granted to him from 1997 to 2000.  The cash payout amounts of MSIP awards that vested and were paid to Mr. Meyer in 2008 and 2007 are included under the “All Other Compensation” column of the Summary Compensation Table for those years.

Grants of Plan-Based Awards – 2008

The following table sets forth certain information about the non-equity and equity-based awards made to the named executive officers during 2008.

								All
								Other
								Stock
								Awards:	Grant
								Number	Date Fair
		Estimated Possible Payouts Under			Estimated Future Payouts			of	Value of
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares	Stock and
		Awards			Awards			of Stock	Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)
Paul M. Barbas
EICP	02/21/08	$219,375	$438,750	$877,500
2008-2010 LTIP	02/21/08				13,787	27,574	55,148		$1,270,058
Restricted Stock	05/06/08							20,000	$566,800
Restricted Stock	09/30/08							9,000	$223,200
Frederick J. Boyle
EICP	02/21/08	$46,375	$92,750	$185,500
2008-2010 LTIP	02/21/08				1,679	3,357	6,714		$154,623
John J. Gillen
EICP	02/21/08	$105,875	$211,750	$423,500
2008-2010 LTIP	2/21/08				7,259	14,517	29,034		$668,653
Arthur G. Meyer
EICP	02/21/08	$43,610	$87,220	$174,440
2008-2010 LTIP	02/21/08				2,349	4,698	9,396		$216,390
Gary G. Stephenson
EICP	02/21/08	$75,350	$150,700	$301,400
2008-2010 LTIP	02/21/08				4,262	8,524	17,048		$392,615
Douglas C. Taylor
EICP	02/21/08	$61,875	$123,750	$247,500
2008-2010 LTIP	02/21/08				3,889	7,777	15,554		$358,209
2007-2009 LTIP	01/02/08				2,318	4,636	9,272		$268,888
2006-2008 LTIP	01/02/08				1,159	2,317	4,634		$72,012

Each of the named executive officers was granted a non-equity incentive plan award under our Executive Incentive Compensation Plan (“EICP”) for fiscal year 2008.  The EICP is a performance-based, non-equity incentive plan based on annual corporate, business unit and individual goals.  The EICP is more thoroughly described starting on page 26 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Mr. Gillen forfeited his 2008 EICP award upon his resignation from the Company in November 2008.

Each of the named executive officers was granted an equity incentive plan award of performance shares under our Long-Term Incentive Plan (“LTIP”) in 2008 for the 2008-2010 LTIP cycle.  Upon his hiring in January 2008, Mr. Taylor also received pro-rated performance share awards for the 2006-2008 LTIP cycle and 2007-2009 LTIP cycle.  The LTIP is more thoroughly described starting on page 31 in the “Compensation Discussion and Analysis” section of this Proxy Statement.    The performance share awards were granted based on the closing market price of the Company’s common stock on the date immediately preceding the grant date.  The grant date fair values of the performance share awards reported in the table above are based on the maximum number of performance shares that could be earned.  Generally, each officer must be employed by the Company or its subsidiaries at the end of the applicable cycle in order to receive his LTIP award for that cycle.  Each officer earns dividends and has voting rights only on the earned performance shares that he or she receives at the end of the cycle.  All of Mr. Gillen’s outstanding LTIP awards were forfeited upon his resignation from the Company in November 2008.

Mr. Barbas received two restricted stock grants in 2008 under our Equity and Performance Incentive Plan (“EPIP”).  The EPIP is a performance-based incentive plan approved by our shareholders in 2006 and is more thoroughly described starting on page 31 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Mr. Barbas was granted 20,000 shares of restricted stock on May 6, 2008, 10,000 shares of which vest on each of December 31, 2010 and December 31, 2012.  Mr. Barbas also was granted 9,000 shares of restricted stock on September 30, 2008, pursuant to a stock purchase matching program under which Mr. Barbas participates.  These 9,000 shares of restricted stock vest on September 30, 2011, assuming Mr. Barbas is employed by the Company or its subsidiaries.   All of these restricted shares were granted based on the closing market price of the Company’s common stock on the grant date.  Mr. Barbas receives dividends as declared and paid on, and has voting rights with respect to, all of his restricted stock.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth a summary of all option and stock awards of the named executive officers that were outstanding as of December 31, 2008.

	Option Awards				Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
								Number	or Payout
								of	Value of
							Market	Unearned	Unearned
					Number		Value of	Shares,	Shares,
	Number of				of Shares		Shares or	Units or	Units or
	Securities				or Units		Units of	Other	Other
	Underlying				of Stock		Stock	Rights	Rights
	Unexercised		Option		That		That	That	That
	Options		Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)		Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable		($)	Date	(#)		($)(5)	(#)(6)	($)(5)
Paul M. Barbas					48,000	(3)	$1,096,320	22,430	$512,301
Frederick J. Boyle								3,055	$69,776
John J. Gillen	30,000	(1)	$25.00	12/29/2014
Arthur G. Meyer	50,000	(2)	$29.63	01/01/2011				4,275	$97,641
Gary G. Stephenson					7,000	(4)	$159,880	7,358	$168,057
Douglas C. Taylor								6,207	$141,768

(1)                      Of Mr. Gillen’s 30,000 options, 10,000 options vested on December 21 of each of 2005, 2006 and 2007.

(2)                      Mr. Meyer’s 50,000 options vested on January 1, 2006.

(3)                      Of Mr. Barbas’ 48,000 shares of unvested restricted stock, 9,000 shares vest on each of December 31, 2009 and September 30, 2011, and 10,000 shares vest on December 31 of each of 2010, 2011 and 2012, in each case assuming Mr. Barbas is employed by the Company or its subsidiaries on the vesting date.

(4)                       Of Mr. Stephenson’s 7,000 shares of unvested restricted stock, 1,000 shares vested on February 1, 2009, and 1,000 shares vest on February 1, 2010 and 5,000 shares vest on August 1, 2011, in each case assuming Mr. Stephenson is employed by the Company or its subsidiaries on the vesting date.

(5)                       These values are based on the closing market price of Company common stock on December 31, 2008 of $22.84 per share.

(6)                      Represents the number of performance shares awarded to each named executive officer for the 2007-2009 and 2008-2010 LTIP cycles under the Company’s Long-Term Incentive Plan, assuming threshold performance.  The 2007-2009 LTIP awards vest on December 31, 2009 and the 2008-2010 LTIP awards vest on December 31, 2010, assuming that the named executive officer generally remains in the employ of the Company or its subsidiaries through the vesting date.  Mr. Gillen forfeited his LTIP performance share awards upon his resignation from the Company in November 2008.

Options Exercises and Stock Vested — 2008

The following table sets forth certain information concerning the named executive officers’ exercise of options and the vesting of stock awards during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul M. Barbas
Frederick J. Boyle
John J. Gillen
Arthur G. Meyer
Gary G. Stephenson			1,000	$28,010
Douglas C. Taylor

Pension Benefits — 2008

The following table sets forth the number of years of credited service and the estimated present value of accumulated benefit (in each case, computed as of the pension plan measurement date used for our fiscal year ended December 31, 2008 audited financial statements) for the named executive officers under The Dayton Power and Light Company Retirement Income Plan (the “DP&L Retirement Income Plan”) and our Supplemental Executive Retirement Plan (“SERP”).  During 2008, no payments or benefits under these plans were paid to any of the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul M. Barbas	DP&L Retirement Income Plan	1	$22,162
Frederick J. Boyle	DP&L Retirement Income Plan	2	$41,929
John J. Gillen	DP&L Retirement Income Plan	3	$0
Arthur G. Meyer	DP&L Retirement Income Plan	15	$497,550
Arthur G. Meyer	SERP	13	$594,675
Gary G. Stephenson	DP&L Retirement Income Plan	3	$40,081
Douglas C. Taylor	DP&L Retirement Income Plan	0	$0

The DP&L Retirement Income Plan is a qualified defined benefit plan that provides retirement benefits to employees of the Company, including the named executive officers, who have attained age 21 and completed at least one year of service.  In general, employees receive pension benefits in an amount equal to (a) 1.25% of the average of the employee’s highest three consecutive annual base salaries for the five years immediately preceding the employee’s termination of employment, plus 0.45% of such average base salary pay in excess of the employee’s Social Security wages, multiplied by (b) the employee’s years of service (not exceeding 30 years).  No extra years of service are credited under the terms of the DP&L Retirement Income Plan.  Generally, an employee’s normal pension retirement benefits are fully available on his or her 65th birthday.   If an employee is no longer employed by the Company prior to vesting in the DP&L Retirement Income Plan (five years), the employee forfeits his or her pension benefits.  Early retirement benefits are available to employees at any time once they reach age 55 and have 10 years of vesting service.  However, if pension payments start before reaching age 62, the monthly benefit is reduced by 3/12% for each month before age 62.  If an employee receives early retirement benefits before age 65, the employee is entitled to receive $187.50 per month until age 65 in addition to the regular pension benefit.  Mr. Meyer is the only named executive officer eligible for this early retirement alternative.  Generally, pension benefits under the DP&L Retirement Income Plan are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum depending on the amount of pension benefits available to the employee.  Employees have a right to choose a marriage option.  If this option is chosen, pension benefits to the employee are reduced.  Mr. Gillen had no vested benefits under the DP&L Retirement Income Plan when he resigned from the Company in November 2008.

The Company established, effective January 1, 1977, a supplemental retirement plan for key employees of the Company (the “SERP”) to provide retirement benefits to these key employees that were lost due to tax regulations that imposed certain limits on the key employees under the DP&L Retirement Income Plan.  Of the named executive officers, only Mr. Meyer participated in the SERP.  SERP benefits were no longer awarded after December 2004.  Mr. Meyer retained his rights to supplemental retirement benefits under the SERP, but his benefit was frozen at the 2004 level, such that no future changes in years of service or compensation would be reflected in the calculation of his benefit.   The benefits under the SERP are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum if requested by the executive and approved by the Compensation Committee.  An executive has the right to choose a marriage option.  If this option is chosen, SERP benefits to the executive are reduced.

See Note 9 to the Company’s financial statements that were filed with the SEC February 27, 2009, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for a discussion of the assumptions made in quantifying the present values of the accumulated benefit reflected in the table above for the DP&L Retirement Income Plan and the SERP.  Note 9 begins on page 90 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Nonqualified Deferred Compensation — 2008

The following table sets forth information concerning compensation deferred by our named executive officers under our Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”) and Key Employees Deferred Compensation Plan (“KEDCP”).

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Paul M. Barbas SEDCRP	$142,200	$(34,769)	$0	$226,981
Frederick J. Boyle SEDCRP	$26,505	$(4,570)	$0	$37,647
KEDCP	$0	$0	$23,383	$0
John J. Gillen SEDCRP	$0	$(14,244)	$0	$0
Arthur G. Meyer SEDCRP	$27,005	$(11,172)	$0	$55,551
KEDCP	$0	$(20,240)	$0	$234,914
Gary G. Stephenson SEDCRP	$39,708	$(29,149)	$0	$89,072
Douglas C. Taylor SEDCRP	$31,425	$0	$0	$31,425

(1)              All contributions set forth in this column were made under the Company’s Supplemental Executive Defined Contribution Retirement Plan and are also reported under the “All Other Compensation” column for 2008 in the Summary Compensation Table.

(2)              None of the aggregate earnings set forth in this table are included in the Summary Compensation Table because such aggregate earnings were not above-market earnings.

(3)              Of the amounts shown, the following amounts were reported as compensation under the “All Other Compensation” column for 2007 in the Summary Compensation Table:  Mr. Barbas - $119,550; Mr. Gillen — $61,958;  Mr. Meyer - $20,910; and Mr. Stephenson - $42,956.  Mr. Boyle and Mr. Taylor were not named executive officers for 2007 and therefore their 2007 compensation was not reported in the Summary Compensation Table.  Of the amounts shown, the following amounts were reported as compensation under the “All Other Compensation” column for 2006 in the Summary Compensation Table:  Mr. Barbas - $0; Mr. Gillen — $55,109; and Mr. Stephenson - $33,812.  Messrs. Boyle, Meyer and Taylor were not named executive officers for 2006 and therefore their 2006 compensation was not reported in the Summary Compensation Table.  Upon his resignation from the Company in November 2008, Mr. Gillen forfeited all of his SEDCRP benefits because such benefits were not vested.

The SEDCRP is a nonqualified defined contribution retirement plan that provides additional retirement benefits to certain executive officers, including the named executive officers, beyond the dollar limitation on compensation imposed under U.S. tax laws.  Each year, the Company records a contribution for each named executive officer equal to 15% of the officer’s annual base salary and EICP cash bonus award that exceeds the annual limits imposed by the tax laws ($230,000 in 2008).  Vesting for these benefits occurs after five years of Company service or upon death, disability or a change of control.  SEDCRP amounts are credited to an account for the participant and hypothetical investments are made and credited as designated by the participant.   Investment options include tracking units of publicly traded mutual funds.  DPL stock is not an eligible investment option.  Participants may change their investment selections quarterly.  Annual payments to participants commence generally six months after termination of employment due to retirement, and continue for five years.  If the balance in the executive’s account is $100,000 or less at the time of separation from service, the executive’s entire account balance is paid in full as a lump sum.  If separation is due to the disability or death of the participant or due to a change in control, distributions may be accelerated and also paid as a lump sum.

We also maintain the 2006 Deferred Compensation Plan for Executives (the “DCP”), and the Key Employees Deferred Compensation Plan (the “KEDCP”), which allow a select group of highly compensated employees, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation cash payments.  The DCP was adopted in 2006 as a successor to the KEDCP.  Although certain named executive officers have deferred compensation into the KEDCP in the past, all deferrals made after December 2006 must be made under the DCP.  During 2008, Mr. Boyle elected to discontinue his participation in the KEDCP and withdrew his entire KEDCP cash balance of $23,383.

If an individual elects to defer any amount of his or her cash compensation, such deferred amounts are not reported (for tax purposes) as compensation in the year earned and are credited to the individual’s deferred compensation plan account.  We provide for our obligations to participants under the KEDCP through a master trust, but the DCP is an unfunded plan.  Deferred amounts under either plan are credited to a separate account for the participant and hypothetical investments are made and credited as designated by the participant.  Company restricted stock units are an eligible investment option under the KEDCP, but not under the DCP.  Company restricted stock units held under the KEDCP are entitled to dividend equivalents as declared and paid that are reinvested in additional restricted stock units.  Restricted stock units under the KEDCP are not entitled to voting rights.  Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant.  Participants may change their investment selections quarterly.  Plan account balances generally are paid following the termination of the participant’s employment with us (subject to a hardship exception for early withdrawal under the DCP).  Payments are paid in a lump sum or in installments over a period of up to 20 years, as determined by the participant’s deferral election form.  In-service distributions generally are not allowed.  In certain circumstances, the KEDCP provides for a 10% penalty for early withdrawal.  Payments under the DCP are made in cash.  Balances under the KEDCP that were not invested in Company restricted stock units are paid in cash and balances under the KEDCP that were invested in Company restricted stock units are paid in Company common shares.

Our current LTIP has a deferral feature that grants to each named executive officer the right to defer receipt of earned performance shares under the LTIP pursuant to a written election completed by the executive.  Any performance shares so deferred are credited to an account in the executive officer’s name and are 100% vested at all times.  Deferred performance shares earn dividends as declared and paid that are reinvested in additional performance shares.  Deferred performance shares are not entitled to voting rights until distribution to the participant.  The minimum deferral period is the lesser of one year and termination of employment, subject to a hardship exception for early withdrawal.  Payment of deferred performance shares is made in a lump sum (mandatory for account balances less than $500) or in annual installments over a period of up to 20 years, as provided in the executive officer’s deferral election form.  There are certain circumstances (e.g., the executive officer’s account is less than $500 at termination of employment or a change of control has occurred) which require an immediate payment of common shares to the executive officer regardless of his or her deferral election form.  No named executive officers have deferred any of their earned LTIP performance shares.

Employment Termination and Change of Control Payments

Set forth below are a discussion and two tables describing payments that could be made to named executive officers due to the termination of their employment with us or in the context of a change of control of our Company.  The discussion describes generally the payments and benefits that these named executive officers are entitled to receive under our Severance Pay and Change of Control Plan (the “Severance Plan”) and other plans and agreements (not generally available to all Company employees) that contain termination and change of control provisions.  The first table summarizes the types of payments and benefits that would be paid, as applicable, to these named executive officers under various scenarios.  The second table sets forth the values of these payments and benefits, on a per item basis, payable to these named executive officers, assuming that the named executive officers’ terminations of employment or a change of control occurred on December 31, 2008.  In addition, a description of the actual payments and benefits paid, or payable, to Mr. Gillen in connection with his resignation from the Company in November 2008 is set forth further below.

If the Company terminates a named executive officer without cause and not due to death or disability, and not within a change of control setting, the named executive officer is entitled to receive under our Severance Plan an amount equal to his annual base salary rate then in effect and target Executive Incentive Compensation Plan (“EICP”) cash award for the year.  In addition, the named executive officer would be entitled to six months of Company paid outplacement services and to continued participation, at the Company’s cost, in the Company’s medical plan for twelve months or until the named executive officer becomes eligible for coverage under another medical plan (subject to IRS limitations).  Cash severance payments to a named executive outside of a change of control setting are payable in equal installments over a twelve month period according to the Company’s payroll policies, assuming there are no IRS restrictions impacting the payments

If, in connection with a change of control of our Company and within a period of time (two years for our CEO and one year for each other named executive officer), a named executive officer is terminated without cause and not due to death or disability, or resigns for good reason, the named executive officer is entitled to receive under the Severance Plan (i) an applicable multiple (three times for our CEO and two times for each other named executive officer) of his annual base salary rate then in effect, of his target EICP cash award for the year and of a $20,000 allowance amount, (ii) annual contributions (three years for our CEO and two years for each other named executive officer) that the Company would have made for the named executive officer under our Supplemental Executive Defined Contribution Retirement Plan (the “SEDCRP”), (iii) an additional amount equal to his target EICP cash award pro-rated to the date of termination, (iv) vesting of his target performance share awards under our Long-Term Incentive Plan pro-rated to the date of termination, (v) six months of Company paid outplacement services and (vi) subject to IRS limitations, continued participation in the Company’s medical plan (three years for our CEO and two years for each other named executive officer) at the Company’s cost.  A named executive officer also would be entitled to receive reimbursement for any excise taxes imposed by the Internal Revenue Code due to any and all severance payments received under the Severance Plan in a change of control setting (commonly called “excess parachute payments”).  By offering excess parachute payments, the executive is able to retain the same amount that he would have received had the excise taxes not been imposed.  Cash severance payments payable to a named executive officer in a change of control setting are generally payable in a lump sum as soon as practicable after the termination date, assuming there are no IRS restrictions impacting the payments.

Whether or not a change of control has occurred, no payment will be made under the Severance Plan to a terminated named executive officer unless he signs a release that waives claims against the Company and contains confidentiality and non-disparagement covenants and agrees to a non-solicitation clause that prohibits the solicitation of Company employees and retail customers for two years after termination.  A copy of our Severance Plan was filed with the SEC February 22, 2008, as part of our Annual Report on Form 10-K for fiscal year ended December 31, 2007.

Aside from our Severance Plan, the following Company plans and agreements have termination and change of control provisions applicable to the named executive officers:

•                  A named executive officer’s unvested target performance share awards granted under our current Long-Term Incentive Plan become vested upon, and prorated to the date of, any of the following events:  a change of control, Company approved retirement, and termination of employment due to death or disability.  Performance share awards that vest upon a change of control or termination due to death or disability are generally paid as soon as practicable following the applicable event.   Performance share awards that vest upon a Company approved retirement are generally paid as soon as practicable following the end of each applicable award’s performance period.  Our Board of Directors also has discretion to vest performance share awards in the case of unforeseeable emergency or other special circumstances.

•                  Under our SEDCRP, a participant’s unvested Company SEDCRP contributions fully vest upon a change of control or a participant’s death or disability.  These vested amounts are generally paid out in a lump sum within 90 days of a change of control or a participant’s disability, or in a lump sum within 60 days of notice of a participant’s death.

•                  The unvested restricted stock awards of Messrs. Barbas and Stephenson, granted under our Equity and Performance Incentive Plan and governed by individual award agreements, fully vest upon death, disability or a change of control, as long as the individual is employed by the Company or any of its subsidiaries when the event occurs.  Our Board of Directors also has discretion to vest restricted stock awards upon normal or early retirement or in the case of unforeseeable emergency or other special circumstances.

•                  Under our Management Stock Incentive Plan (“MSIP”), a participant’s unvested MSIP awards vest if he is terminated in connection with a change of control and are paid out immediately in a lump sum.  In addition, unvested MSIP awards fully vest upon a participant’s death and are paid out as soon as practicable following the death.   Pursuant to a letter agreement, Mr. Meyer’s MSIP awards are conditioned on his compliance with confidentiality and non-disclosure covenants and his agreement not to compete with us in certain geographic areas during his employment and, if he voluntarily terminates his employment or his employment is terminated by us for cause, for two years after his termination.

•                  Upon his termination of employment for any reason, Mr. Meyer is entitled to lifetime Company paid health insurance coverage for himself and his dependants under the Company’s Executive Healthcare Plan and to payments based on his accrued benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”).  Payments under the SERP are generally paid as a single life annuity, provided that lump sum payments may be approved by the Compensation Committee and paid in full or in installments up to 20 years and a participant is entitled to an immediate lump sum payment if his employment is terminated in a change of control setting.

•                  Upon termination of employment for any reason, each named executive officer is entitled to his vested benefits under the SEDCRP and Pension Restoration Plan in accordance with the provisions of those plans.

The following table sets forth a summary of the types of payments and benefits discussed generally above that named executive officers (other than Mr. Gillen) would be entitled to receive under various scenarios in connection with employment termination or a change of control of the Company.

Types of Change of Control and Termination Payments and Benefits

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death	Termination Due to Disability	Without Cause Termination	Change of Control	Change of Control and Subsequent Termination (3)
Cash Severance

Annual Base Salary and Target EICP Award	None	None	None	None	1X	None	CEO 3X Officers 2X

Additional Target EICP Award	None	None	None	None	None	None	Pro Rata

$20,000 Allowance Amount	None	None	None	None	None	None	CEO 3X Officers 2X

Equity and Non-Equity Awards

Restricted Stock	Forfeited	Forfeited	Vests (2)	Vests (2)	Forfeited	Vests	Vests

Target LTIP Performance Shares	Pro Rata (1)	Forfeited	Pro Rata	Pro Rata	Forfeited	Pro Rata	Pro Rata

Management Stock Incentive Plan	Forfeited	Forfeited	Vests (2)	Forfeited	Forfeited	N/A	Vests

Retirement Benefits

SEDCRP	If Vested	If Vested	Vests (2)	Vests (2)	If Vested	Vests	CEO 3X Officers 2X

Executive Healthcare Plan	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	None	Full Benefits

SERP	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	None	Full Benefits

Other Benefits

Medical Plan Coverage	None	None	None	None	12 months	None	CEO 3 years Officers 2 years

Outplacement Services	None	None	None	None	6 months	None	6 Months

Tax Gross-Ups	None	None	None	None	None	None	Excess Parachute

(1)          Pro rata vesting occurs only if the voluntary termination is a Company approved retirement.

(2)          Vesting occurs upon the occurrence of the event of death or disability, as applicable.

(3)          The named executive officer must be terminated without cause and not due to death or disability, or must resign with good reason, to receive the payments and benefits under this column.

The following table sets forth in detail the value of payments and benefits (not generally available to all Company employees) that each named executive officer (other than Mr. Gillen) would have been entitled to receive, on a per item basis, due to a change of control of our Company or an employment termination on December 31, 2008.  Payment amounts reflected in the table are based on the closing market price of Company common stock on December 31, 2008 of $22.84 per share.

Value of Change of Control and Termination Payments and Benefits – December 31, 2008

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (5)	Termination Due to Disability (6)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(7)
Annual Salary and Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$1,023,750	$0	$3,071,250
Frederick J. Boyle	$0	$0	$0	$0	$357,750	$0	$715,500
Arthur G. Meyer	$0	$0	$0	$0	$336,420	$0	$672,841
Gary G. Stephenson	$0	$0	$0	$0	$452,100	$0	$904,200
Douglas C. Taylor	$0	$0	$0	$0	$398,750	$0	$797,500
Additional Pro-Rated Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$438,750
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$92,750
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$87,220
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$150,700
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$123,750
Cash Allowance
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$60,000
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$40,000
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$40,000
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$40,000
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$40,000
Restricted Stock Awards
Paul M. Barbas	$0	$0	$1,096,320	$1,096,320	$0	$1,096,320	$1,096,320
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$0
Gary G. Stephenson	$0	$0	$159,880	$159,880	$0	$159,880	$159,880
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Pro Rated Target LTIP Awards (1)
Paul M. Barbas	$473,138	$0	$473,138	$473,138	$0	$473,138	$473,138
Frederick J. Boyle	$67,477	$0	$67,477	$67,477	$0	$67,477	$67,477
Arthur G. Meyer	$94,421	$0	$94,421	$94,421	$0	$94,421	$94,421
Gary G. Stephenson	$159,180	$0	$159,180	$159,180	$0	$159,180	$159,180
Douglas C. Taylor	$129,800	$0	$129,800	$129,800	$0	$129,800	$129,800
Management Stock Incentive Plan Awards
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$0	$0	$78,249	$0	$0	$0	$78,249
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$0
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Supplemental Executive Defined Contribution Retirement Plan
Paul M. Barbas	$0	$0	$226,981	$226,981	$0	$226,981	$680,943
Frederick J. Boyle	$0	$0	$37,647	$37,647	$0	$37,647	$75,295
Arthur G. Meyer	$55,551	$55,551	$55,551	$55,551	$55,551	$55,551	$111,102
Gary G. Stephenson	$0	$0	$89,072	$89,072	$0	$89,072	$178,143
Douglas C. Taylor	$0	$0	$31,425	$31,425	$0	$31,425	$62,850
Executive Healthcare Plan (2)
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$193,333	$193,333	$193,333	$193,333	$193,333	$0	$193,333
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$0
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (5)	Termination Due to Disability (6)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(7)
Supplemental Executive Retirement Plan
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$594,675	$594,675	$594,675	$594,675	$594,675	$0	$594,675
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$0
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Medical Plan Coverage (3)
Paul M. Barbas	$0	$0	$0	$0	$10,200	$0	$30,600
Frederick J. Boyle	$0	$0	$0	$0	$10,200	$0	$20,400
Arthur G. Meyer	$0	$0	$0	$0	$10,200	$0	$20,400
Gary G. Stephenson	$0	$0	$0	$0	$10,200	$0	$20,400
Douglas C. Taylor	$0	$0	$0	$0	$10,200	$0	$20,400
Outplacement Services
Paul M. Barbas	$0	$0	$0	$0	$8,000	$0	$8,000
Frederick J. Boyle	$0	$0	$0	$0	$8,000	$0	$8,000
Arthur G. Meyer	$0	$0	$0	$0	$8,000	$0	$8,000
Gary G. Stephenson	$0	$0	$0	$0	$8,000	$0	$8,000
Douglas C. Taylor	$0	$0	$0	$0	$8,000	$0	$8,000
Excise Tax Gross-Ups - Section 280G (4)
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$2,326,905
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$718,413
Gary G. Stephenson	$0	$0	$0	$0	$0	$0	$0
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$448,619
Total
Paul M. Barbas	$473,138	$0	$1,796,439	$1,796,439	$1,041,950	$1,796,439	$8,185,906
Frederick J. Boyle	$67,477	$0	$105,124	$105,124	$375,950	$105,124	$1,019,422
Arthur G. Meyer	$937,980	$843,559	$1,016,229	$937,980	$1,198,179	$149,972	$2,618,654
Gary G. Stephenson	$159,180	$0	$408,132	$408,132	$470,300	$408,132	$1,620,503
Douglas C. Taylor	$129,800	$0	$161,225	$161,225	$416,950	$161,225	$1,630,919
TOTAL	$1,767,575	$843,559	$3,487,149	$3,408,900	$3,503,329	$2,620,892	$15,075,404

(1)         Pro-Rated Target LTIP Awards vest in connection with a voluntary termination only if the voluntary termination is a Company approved retirement.

(2)         The Executive Healthcare Plan amount for Mr. Meyer assumes a monthly payment of $850, which is increased based on the assumed health care cost trend rates for 2008 set forth in Note 9 to the Company’s financial statements filed with the SEC February 27, 2009, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for Mr. Meyer’s actuarially determined life expectancy, and then discounted to December 31, 2008 at 6.25% per year.

(3)         The Medical Plan Coverage amounts are based on the Company’s monthly health insurance premium payment for all employees of $850 for 2009.

(4)         Executive officers who receive benefits within the change of control provisions under our Severance Plan are subject to non-solicitation and other restrictive covenants.  Since the Company expects to enforce these restrictive covenants in a change of control setting, the magnitude of the excise taxes and resulting gross-up amounts may be reduced under Section 280G.  The Excise Tax Gross-Ups – Section 280G amounts listed in this table were calculated in accordance with Section 280G of the Internal Revenue Code, assume maximum federal, state and local marginal tax rates and assume cash liquidation of restricted stock and LTIP awards versus a conversion of such equity into a similar holding in a successor entity.

(5)         Vesting of Restricted Stock Awards, Management Stock Incentive Plan Awards and SEDCRP benefits occurs upon the event of death.

(6)         Vesting of Restricted Stock Awards and SEDCRP benefits occurs upon the event of disability.

(7)         The named executive officer must be terminated without cause and not due to death or disability, or must resign with good reason, to receive the payments and benefits under this column.

In connection with his resignation from the Company in November 2008, Mr. Gillen was not entitled to any payments or benefits under our Severance Plan.  Under a separation agreement executed as of November 30, 2008, Mr. Gillen agreed to a standard release waiving claims against the Company and to standard confidentiality and non-disparagement covenants, and the Company agreed to pay Mr. Gillen a payment in an amount equal to his target EICP annual incentive award, pro-rated to his November 30, 2008 resignation date.  The amount of this payment is $194,175.  If Mr. Gillen breaches any of his obligations under the separation agreement, the Company is entitled to obtain reimbursement of this payment.

RELATED PERSON TRANSACTIONS

We have a written policy with respect to the review, approval and ratification of “related person transactions.” This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $75,000 in any fiscal year; (ii) we are a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer, someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest.  Under the policy, our Governance Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee.  The Audit Committee will review all related person transactions referred to it and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions.  Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders will be approved.  If we become aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee and it will evaluate all options available, including ratification, amendment or termination of the transaction.

We have determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of ours, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro-rated basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Company is not aware of any transaction or series of transactions involving any of our directors, executive officers or security holders who are known to us to own of record or beneficially more than five percent of our common securities, or any immediate family member (as described in Item 404 of Regulation S-K under the Exchange Act) of such director, executive officer or security holder, that is required to be disclosed pursuant to Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as an independent and objective committee to provide oversight of our financial accounting and reporting processes, system of internal controls and compliance with laws and regulations.  The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

The Audit Committee of our Board of Directors is currently comprised of four independent directors.  The Board has determined that each member of the Audit Committee is an “independent director” pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.  In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy.  Moreover, the Board of Directors has determined that at least two members of the Audit Committee have accounting or related financial management experience pursuant to the listing standards of the NYSE, and that Mr. Harder and Ms. Graham meet the definition of an “audit committee financial expert” based on the criteria set forth under Securities and Exchange Commission (“SEC”) rules and are “independent” under applicable NYSE listing standards and SEC rules.

Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies, unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.  We have determined that each member of the Audit Committee is in compliance with this NYSE listing standard and the Audit Committee Charter.

Our management has primary responsibility for our reporting process and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  Our independent public accountant, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG LLP.  Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61, as amended.  The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with audit committees concerning independence.  This information was discussed with KPMG LLP.

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008, be included in the DPL Inc. Annual Report on Form 10-K for fiscal year ended December 31, 2008.

This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in any such filings.

DPL Inc. Audit Committee

Glenn E. Harder, Chair
Barbara S. Graham, Vice Chair
Frank F. Gallaher
Ned J. Sifferlen

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2008, with respect to our equity compensation plans under which shares of our equity securities may be issued.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:

DPL Inc. Stock Option Plan (1)	836,500	$24.64	5,148,500

DPL Inc. 2006 Equity and Performance Incentive Plan (EPIP) (2)			4,181,428

Long-Term Incentive Plan - Performance Shares (LTIP)	156,300	N/A

Restricted Stock	69,147	N/A

Non-Employee Director Restricted Stock Units	15,546	N/A

Management Long Term Incentive Plan - Performance Shares (MLTIP)	39,144	N/A

Equity compensation plans not approved by security holders:

Directors’ Deferred Stock Compensation Plan (3)	256,262	N/A	See Note	(3)

Total	1,372,899		9,329,928

(1)

With the approval of the EPIP by shareholders on April 26, 2006, the Company announced its intention that no new awards would be granted under the DPL Inc. Stock Option Plan. Shares relating to awards that are forfeited or terminated under the DPL Inc. Stock Option Plan may be used for awards granted under the EPIP.

(2)

Performance shares issued upon achievement of required performance conditions, restricted stock and restricted stock units settled as common stock will be issued from Company treasury stock without consideration. The Company believes it has sufficient treasury stock to satisfy all performance shares, restricted stock and restricted stock units authorized under the EPIP.

(3)

The Directors’ Deferred Stock Compensation Plan previously provided for the annual award of our common shares to non-employee directors for their services as directors. All shares awarded under the Directors’ Deferred Stock Compensation Plan are held under a master trust. The Directors’ Deferred Stock Compensation Plan does not have a stated maximum number of shares. We have provided for our obligations under the Directors’ Deferred Stock Compensation Plan by market purchases of our common shares by the trustee of the master trust. Accordingly, issuance of shares to directors under this plan will not increase the number of our common shares issued. Additional description of the Directors’ Deferred Stock Compensation Plan is located on page 12 of this Proxy Statement.

PROPOSAL 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee has appointed the firm of KPMG LLP to be our independent public accountant for the fiscal year ending December 31, 2009.  In connection with the appointment, the Audit Committee entered into an engagement agreement with KPMG LLP, which, among other things, contains a contractual provision that subjects us to alternative dispute resolution procedures.

Although not required by law, the Board believes it is appropriate to seek shareholder ratification of KPMG LLP’s appointment as our independent public accountant.  If ratification is not obtained, the Audit Committee intends to continue the employment of KPMG LLP at least through the end of the fiscal year ending December 31, 2009, but will seriously consider shareholder input for future appointments.

A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions from shareholders.

Before appointing KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as an independent public accountant for us, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed satisfaction with KPMG LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Audit and Non-Audit Fees

                The following table presents the aggregate fees billed for professional services rendered to us by KPMG LLP, our principal independent public accountant, for 2008 and 2007.  Other than as set forth below, no professional services were rendered or fees billed by KPMG LLP during 2008 or 2007.  The Audit Committee approved the services and fees set forth below.

KPMG LLP	Fees Invoiced 2008	Fees Invoiced 2007 (3)
Audit Fees (1)	$1,409,800	$1,502,087
Audit-Related Fees (2)	$84,800	$147,679
Tax Fees	—	—
All Other Fees	—	—
Total	$1,494,600	$1,649,766

(1)	Audit fees relate to professional services rendered for the audit of our annual financial statements and the reviews of our quarterly financial statements.
(2)	Audit-related fees relate to services rendered to us for assurance and related services.
(3)	Includes $341,390 of Audit and Audit-related fees invoiced by, and paid to, KPMG in 2008 for services rendered in 2007.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms for such services, to be performed for us by independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors.  The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level.  Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee.  In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.  The Audit Committee may form and delegate to a subcommittee, consisting of one or more of its independent members, its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

A proposal by a shareholder intended for inclusion in our proxy materials for the 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 1065 Woodman Drive, Dayton, Ohio 45432, Attn:  Corporate Secretary, on or before November 18, 2009, in order to be considered for such inclusion.

Shareholder nominations of persons for election as directors that are intended to be submitted at the 2010 Annual Meeting of Shareholders will be considered untimely if not received by us at the above address in accordance with the advance notice provisions of our Regulations, which are available on our website at www.dplinc.com or in print to any shareholder who requests a copy from us.  Under this advance notice provision, shareholder nominations of persons for election as directors must be received by us not less than 50 days before the meeting date, except that if less than 60 days’ notice or public disclosure of the meeting date is given or made to shareholders, then shareholder nominations will be considered untimely if not received by us by the 10th business day after notice of the meeting is made.  Any other shareholder proposals that are intended to be submitted at the 2010 Annual Meeting of Shareholders outside of the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) of the Exchange Act if not received by us at the above address on or before February 1, 2010.  If we do not receive notice of the matter by that date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our 2008 Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including audited financial statements set forth therein, was sent to all our shareholders with the Notice of Annual Meeting of Shareholders and this Proxy Statement on or about March 18, 2009.  Additional copies of these documents may be obtained without charge by sending a written request to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention:  Corporate Secretary.

OTHER BUSINESS

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting.  However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote on the matters in their discretion.

By order of the Board of Directors,

GLENN E. HARDER
Chairman

Dated: March 18, 2009

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date Yes No To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except DPLIN1 1065 WOODMAN DRIVE DAYTON, OH 45432 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. IF YOU VOTE BY PHONE OR VIA THE INTERNET, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD. 1. Election of Directors: Nominees: 01) Paul R. Bishop 02) Frank F. Gallaher 03) Gen. Lester L. Lyles (Ret.) Vote on Directors NOTE: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. For address changes, please check this box and write them on the back where indicated. Please note that changes to the registered name(s) on the account may not be submitted via this method. Please indicate if you plan to attend the annual meeting Vote on Proposal 2. Ratification of KPMG LLP as independent public accountant. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING DIRECTOR NOMINEES. For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANT.

DPL INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Paul M. Barbas, Barbara S. Graham and Glenn E. Harder, and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the “Proxy Committee”) to represent the undersigned at the Annual Meeting of Shareholders of DPL Inc. (“DPL”) to be held at the Dayton Convention Center Theater, 22 East Fifth Street, Dayton, Ohio 45402 on April 29, 2009 at 10:00 A.M. Eastern Time, and at any adjournments or postponements thereof, and authorizes said Proxy Committee to vote all shares of DPL shown on the other side of this card with all the powers the undersigned would possess if personally thereat. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN DPL’S PROXY STATEMENT AND “FOR” THE RATIFICATION OF DPL’S INDEPENDENT PUBLIC ACCOUNTANT. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF DPL SOLICITING PROXIES FOR THE 2009 ANNUAL MEETING. All previous proxies given by the undersigned to vote at the 2009 Annual Meeting or at any adjournment or postponement thereof are hereby revoked. (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE) Annual Meeting Admission Ticket You should present this admission ticket in order to gain admittance to the 2009 Annual Meeting of Shareholders. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trustee, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date. Address Changes: (If you noted any Address Changes above, please mark corresponding box on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2009: The Proxy Statement and our Annual Report for 2008 are available at www.proxyvote.com. DPL Inc. Annual Meeting April 29, 2009 10:00 a.m. Eastern Time Dayton Convention Center Theater 22 East Fifth Street Dayton, OH 45402 937-333-4784 www.daytonconventioncenter.com Parking is available in the Transportation Center Garage (at East Fifth & Jefferson streets). Enter the parking garage from East Fifth Street. For those attending the meeting. DPL will provide free validation for parking in the Transportation Center Garage.